Exhibit 3.8

Execution Version

SECOND AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT

OF

RIGS HAYNESVILLE PARTNERSHIP CO.

(a Delaware general partnership)

Dated as of December 18, 2009

by and among

Regency Haynesville Intrastate Gas LLC

EFS Haynesville, LLC

Alinda Gas Pipeline I, L.P.

and

Alinda Gas Pipeline II, L.P.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; CONSTRUCTION		2

1.1	Definitions	2

1.2	Construction	14

ARTICLE II ORGANIZATION		15

2.1	Formation	15

2.2	Name	15

2.3	Registered Office; Registered Agent; Principal Office; Other Offices	15

2.4	Purpose	15

2.5	Foreign Qualification	16

2.6	Term	16

ARTICLE III PARTNERS; GP UNITS		16

3.1	Partners	16

3.2	GP Units	16

3.3	Transfers of GP Units	17

ARTICLE IV WITHDRAWAL		17

4.1	No Voluntary Withdrawal	17

4.2	Deemed Withdrawal	17

4.3	Effect of Withdrawal	17

ARTICLE V CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		19

5.1	Initial Capital Contributions	19

5.2	Additional Capital Contributions	19

5.3	No Other Required Capital Contributions	21

5.4	Return of Contributions	21

5.5	Use of Proceeds	21

5.6	Capital Accounts	21

ARTICLE VI DISTRIBUTIONS AND ALLOCATIONS		22

6.1	Distributions	22

6.2	Allocations	24

6.3	Varying Interests	27

ARTICLE VII MANAGEMENT OF THE PARTNERSHIP		27

7.1	Management by Management Committee	27

7.2	MC Members of the Management Committee	30

7.3	Votes; Meetings	30

7.4	No Exclusive Duty to Partnership	34

7.5	Resignation and Withdrawal of MC Members	34

7.6	Removal of MC Members	34

7.7	MC Member Vacancies	34

7.8	Fees and Expenses of the MC Members	35

7.9	Delegation of Authority; Officers	35

7.10	Approved Agreements; Senior Management Team	35

7.11	Budgets	36

ARTICLE VIII TAX MATTERS		37

8.1	Tax Returns	37

8.2	Partner Tax Return Information	37

8.3	Tax Matters Partner	37

8.4	Tax Elections	38

8.5	Tax Reimbursement	39

8.6	Tax Partnership	39

ARTICLE IX BOOKS AND RECORDS; ADDITIONAL COVENANTS		39

9.1	Maintenance of Books	39

9.2	Financial Statements and Reports	39

9.3	Bank Accounts	40

9.4	Confidentiality	41

9.5	Conflicts of Interest	41

9.6	Haynesville Expense Reimbursement	42

9.7	Haynesville Expansion Cost Overruns	42

9.8	Financing	42

9.9	Permitted Investments	43

ARTICLE X DISSOLUTION, LIQUIDATION, AND TERMINATION		43

10.1	Dissolution	43

10.2	Winding Up and Termination	43

10.3	Deficit Capital Accounts	44

10.4	Statement of Dissolution	44

ARTICLE XI EXCULPATION AND INDEMNIFICATION		45

11.1	Exculpation	45

11.2	Indemnification	46

11.3	Indemnification Procedures	46

11.4	Expenses	48

11.5	Insurance	48

11.6	Acts Performed Outside the Scope of the Partnership	49

11.7	Attorneys’ Fees	49

11.8	Subordination of Other Rights to Indemnity	49

11.9	Survival of Indemnity Provisions	49

11.10	Reimbursement Obligation	49

ARTICLE XII REPRESENTATIONS, WARRANTIES AND COVENANTS		49

12.1	Representations, Warranties and Covenants	49

ARTICLE XIII GENERAL PROVISIONS		51

13.1	Offset	51

13.2	Notices	51

13.3	Entire Agreement	51

13.4	Waivers	51

13.5	Amendment or Restatement	51

13.6	Binding Effect	51

13.7	Governing Law; Jurisdiction	52

13.8	Severability	52

13.9	Tax Disclosure Authorization	52

13.10	Further Assurances	52

13.11	Waiver of Certain Rights	52

13.12	No Third Party Beneficiary	53

13.13	Counterparts	53

13.14	Reliance on Counsel	53

Attachments

Schedule 1	Partners; GP Units; Sharing Ratios
Schedule 2	Initial MC Members
Schedule 3(a)	Initial Officers
Schedule 3(b)	Delegation of Authority to Officers
Schedule 4	Initial Senior Management Team

Exhibit A	Form of Master Services Agreement
Exhibit B	Area of Mutual Interest
Exhibit C	Haynesville Expansion Project
Exhibit D	Transfer Rights
Exhibit E	Initial Operating Budget
Exhibit F	Haynesville Expansion Budget
Exhibit G	Insurance

Annex 1	Form of GP Unit Certificate

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

Act	2
Adjusted Capital Account	2
Adoption Agreement	D-6
Affiliate	3
Agreement	1
Alinda Investor 1	1
Alinda Investor 2	1
Alinda Investors	1
AMI Agreement	42
Area of Mutual Interest	3
Authorized Representatives	3
Available Cash	3
Book Value	4
Budget	4
Business Day	5
Call Amount	20
Call Notice	20
Capital Account	5
Capital Contribution	5
Certificate	1
Claim Notice	47
Claims	45
Code	5
Confidential Information	5
Consolidated EBITDA	5
Consolidated Interest Expense	6
Consolidated Net Income	6
Contract	6
Contribution Agreement	1
Control	6
Controlled by	6
Controlling	6
Co-Sale Buyer	D-4
Co-Sale Electing Partner	D-4
Co-Sale Notice	D-4
Co-Sale Offer	D-4
Co-Sale Seller	D-4
Covered Person	7
CPI Price Factor	7
Depreciation	7
Development Project	7
Disposing Partner	D-2
Disposition Notice	D-2
Dissolution Event	43
Economic Risk of Loss	7
Effective Date	7
Electing Partner	20
Election Period	20
Exchange Act	7
Exercising ROFO Partners	D-2
Expansion Capital Expenditures	8
First Amended and Restated Agreement	2
First Amendment	2
FMV	D-7
Forfeited GP Units	18
Formation Date	1
G&A Payment	8
G&A Services	8
GAAP	40
GE Investor	1
Governmental Authority	8
GP Unit	17
Haynesville Expansion Budget	8
Haynesville Expansion Project	8
Haynesville Expansion Project Effective Date	9
HSR Act	9
Indemnified Party	47
Indemnitee	49
Indemnitor	49
Indemnity Loss	9
Indentures	9
Indirect Transfer	9
Indirect Transfer Election Period	D-5
Indirect Transfer GP Units	D-5
Indirect Transfer Notice	D-5
Indirect Transfer Over-Allotment Amount	D-5
Indirect Transfer Participating Partner	D-5
Indirect Transfer Sale Price	D-5
Initial Capital Contributions	19
Initial MSA Fee	9

Investment Company Act	10
Investment Grade Entity	10
Investor Partners	10
Laws	10
Losses	13
Maintenance Capital Expenditures	10
Management Committee	28
Management Company	10
Management Person	10
Material Contract	10
MC Member	28
Minimum Gain	11
MSA	2
MSA Adjustment	11
National Securities Exchange	D-3
Nonrecourse Deductions	11
Operating Budget	11
Original Agreement	1
Original MSA	12
Outside Activities	42
Over-Allotment Amount	20
Partner	12
Partner Nonrecourse Debt	12
Partner Nonrecourse Debt Minimum Gain	12
Partner Nonrecourse Deductions	12
Partnership	1
Partnership Business	16
Partnership Interests	12
Partnership Specific Opportunity	12
Permitted Investments	12
Permitted Merger Transaction	9
Permitted Transfer	13
Person	13
Pipeline Construction Contract	35
Profits	13
Proposed Co-Sale Transfer	D-4
Regency HIG	1
Regulatory Allocations	26
Regulatory Requirement	D-7
Reimbursable Costs	50
Reimbursed Partner	49
Reimbursing Partner	50
RIGS SPE	1
ROFO Over-Allotment Amount	D-2
ROFO Partners	D-2
ROFO Partners Election Period	D-2
Sale GP Units	D-2
Sale Price	D-2
Securities Act	14
Senior Management Team	36
Sharing Ratio	14
Sole Discretion	14
Tax Matters Partner	38
Term	17
Third Party Claim	47
Transfer	14
Transferred	14
Transferred Partner	D-5
Transferring	14
Treasury Regulations	15
Ultimate Parent	15
Under Common Control with	6
Wage Factor Estimate	15
Withdraw	15
Withdrawal	15
Withdrawing	15
Withdrawn	15
Withdrawn Partner	18

SECOND AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT

OF

RIGS HAYNESVILLE PARTNERSHIP CO.

(a Delaware general partnership)

This Second Amended and Restated General Partnership Agreement (this “Agreement”) of RIGS Haynesville Partnership Co., a Delaware general partnership (the “Partnership”), dated as of December 18, 2009, is adopted, executed and agreed to, for good and valuable consideration, by and among Regency Haynesville Intrastate Gas LLC, a Delaware limited liability company (“Regency HIG”), EFS Haynesville, LLC, a Delaware limited liability company (“GE Investor”), Alinda Gas Pipeline I, L.P., a Delaware limited partnership (“Alinda Investor 1”) and Alinda Gas Pipeline II, L.P., a Delaware limited partnership (“Alinda Investor 2” and collectively with Alinda Investor 1, the “Alinda Investors”).

RECITALS

WHEREAS, Regency HIG and RIGS SPE LLC, a Delaware limited liability company (“RIGS SPE”) formed the Partnership as a Delaware general partnership under and pursuant to the Act on March 9, 2009 (the “Formation Date”), and caused a statement of partnership existence to be filed with the Secretary of State of the State of Delaware on March 9, 2009 (such statement of existence, as amended or restated from time to time in accordance with this Agreement, is referred to herein as the “Certificate”);

WHEREAS, Regency HIG and RIGS SPE entered into the Partnership’s initial General Partnership Agreement on March 9, 2009 (the “Original Agreement”);

WHEREAS, Regency HIG, Alinda Investor 1, Alinda Investor 2 and General Electric Capital Corporation, a Delaware corporation, entered into that certain Contribution Agreement, dated as of February 26, 2009, (the “Contribution Agreement”) pursuant to which, among other things, (a) Regency HIG agreed to cause the Partnership to be formed prior to the Closing (as defined in the Contribution Agreement), (b) the Partnership has become a party to the Contribution Agreement by executing a joinder to the Contribution Agreement dated as of the Effective Date, (c) Regency HIG has agreed to contribute to the Partnership the RIGS Interests (as defined in the Contribution Agreement) in exchange for certain GP Units of the Partnership and (d) each of GE Investor, Alinda Investor 1 and Alinda Investor 2 has agreed to contribute to the Partnership cash in exchange for certain GP Units of the Partnership, in each case, subject to and in accordance with the terms of the Contribution Agreement;

WHEREAS, prior to the Effective Date, General Electric Capital Corporation assigned its rights under the Contribution Agreement to GE Investor;

WHEREAS, on the Effective Date, Regency HIG, GE Investor and the Alinda Investors amended and restated the Original Agreement in its entirety by entering into that certain Amended and Restated General Partnership Agreement of the Partnership dated March 17, 2009 (the “First Amended and Restated Agreement”);

WHEREAS, on the Effective Date, the Partnership entered into the Original MSA, pursuant to which the Management Company agreed to manage the day-to-day operations of the Partnership Business (including the completion of the Haynesville Expansion Project) in accordance with the terms of the Original MSA;

WHEREAS, the Partners amended the First Amended and Restated Agreement pursuant to that certain First Amendment to the First Amended and Restated Agreement, dated as of September 9, 2009 (the “First Amendment”);

WHEREAS, on the date hereof, the Partnership and the Management Company entered into that certain Amended and Restated Master Services Agreement, amending and restating the Original MSA in its entirety (as amended or modified from time to time in accordance with this Agreement, the “MSA”); and

WHEREAS, the Partnership and the Partners now desire to amend and restate the First Amended and Restated Agreement (as amended by the First Amendment) in accordance with the terms set forth herein.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Partners stipulate and agree, as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. In addition to capitalized terms defined in the body of this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in this Section 1.1. The Glossary, which follows the Table of Contents of this Agreement, sets forth the location in this Agreement of the definition for each capitalized term used herein.

“Act” means the Delaware Revised Uniform Partnership Act (6 Del. C. §15-101, et seq.), as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Affiliate” means, with respect to any Person, any Person Controlling, Controlled by, or Under Common Control with such Person.

“Area of Mutual Interest” means that portion of the area within the State of Louisiana that is designated as the “Area of Mutual Interest” on Exhibit B.

“Authorized Representatives” means (a) with respect to the Partnership, any of: (i) the Partnership’s Affiliates; and (ii) the MC Members, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Partnership and the Partnership’s Affiliates and (b) with respect to a Partner, any of: (i) such Partner’s Affiliates; (ii) the directors, officers, managers, employees, members, stockholders, partners, owners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of such Partner and such Partner’s Affiliates; and (iii) the Persons who are (or who are prospective) beneficial owners of direct or indirect interests in such Partner or lenders to such Partner or its Affiliates.

“Available Cash” means, the amount of cash, as determined by the Management Committee, for each calendar quarter, without duplication:

(a) the sum of all cash and cash equivalents of the Partnership and its subsidiaries on hand at the end of such calendar quarter, less

(b) prior to the completion of the Haynesville Expansion Project, any cash on hand at the end of such calendar quarter contributed by the Partners in connection with the Initial Capital Contributions and any other Capital Contribution related to the Haynesville Expansion Project, less

(c) the amount of any cash reserves determined by the Management Committee, in its reasonable discretion, to be necessary or appropriate to (i) provide for the proper conduct of the business of the Partnership (including any expected Maintenance Capital Expenditures and any Expansion Capital Expenditures) subsequent to such calendar quarter or (ii) comply with Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; provided, however, that cash reserves established, increased or reduced by the Management Committee after the end of such calendar quarter but on or before the date of determination of Available Cash with respect to such calendar quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such calendar quarter if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the calendar quarter in which a liquidation or dissolution of the Partnership occurs and any subsequent calendar quarter shall be deemed to equal zero.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Book Value of any property contributed by a Partner to the Partnership shall be the fair market value of such property as reasonably determined by the Management Committee;

(b) the Book Values of all properties shall be adjusted to equal their respective fair market values as determined by the Management Committee in connection with (i) the acquisition of an interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, (iii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner, (iv) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), or (v) any other event to the extent determined by the Management Committee to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(c) the Book Value of any property distributed to a Partner shall be the fair market value of such property as reasonably determined by the Management Committee; and

(d) the Book Values of all properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses or Section 6.2(b)(vii); provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Management Committee reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Budget” means any budget approved by the Management Committee (as such budget may be amended from time to time by the Management Committee), including the Haynesville Expansion Budget and any Operating Budget.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by Law to be closed in Dallas, Texas.

“Capital Account” means the account maintained by the Partnership for each Partner in accordance with Section 5.6.

“Capital Contribution” means, with respect to any Partner, the amount of money and the fair market value, as determined by the Management Committee, of any property (other than money) contributed to the Partnership by such Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include its pro rata share of any Capital Contribution of its predecessors in interest.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Confidential Information” shall mean all information provided or made available by or on behalf of the Partnership or its Authorized Representatives to a Partner or its Authorized Representatives, including all information, data, reserve reports or other reports, interpretations, contract terms and conditions, forecasts and records containing or otherwise reflecting information concerning the Partnership or its Affiliates, potential counterparties or customers or their Affiliates, potential projects, business plans or proposals, market or economic data, identities of actual or potential counterparties or customers, designs, concepts, trade secrets and other business, operational or technical information (irrespective of the form of communication of such information) and together with analyses, compilations, studies or other documents, whether prepared by or on behalf of a Partner or its Authorized Representatives, which contain or otherwise reflect such information (irrespective of the form of communication of such information). “Confidential Information” also includes information of third parties that is subject to any third-party confidentiality agreements. Notwithstanding the foregoing, Confidential Information shall not include the following: (a) information which at the time of disclosure by or on behalf of the Partnership is publicly available or which later becomes publicly available through no act or omission of the disclosing Partner or its Authorized Representatives; (b) information which a Partner can demonstrate was in its possession on a non-confidential basis prior to disclosure by or on behalf of the Partnership hereunder; (c) information received by a Partner from a third party who is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (d) information which a Partner can demonstrate was independently developed by it or for it and which was not derived or obtained, in whole or in part, from Confidential Information or from the Partnership or its Authorized Representatives hereunder.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus, without duplication and in accordance with GAAP and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense and amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depreciation, depletion and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business, in each case in accordance with GAAP) and (iii) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense” means, with respect to the Partnership and its subsidiaries on a consolidated basis for any fiscal period, total interest expenses of the Partnership and its subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of the Partnership and its subsidiaries, all as determined in conformity with GAAP.

“Consolidated Net Income” means, with respect to the Partnership and its subsidiaries on a consolidated basis, for any fiscal period, without duplication, the net income (or loss) of Partnership and its subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) for such period of any Person that is not a subsidiary, or that is accounted for by the equity method of accounting; (b) the net income (or loss) during such period of any subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to such subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; and (d) any gains or losses attributable to writeups or writedowns of assets.

“Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument evidencing indebtedness, or other legally binding agreement, in each case containing terms that remain executory, and all amendments thereof, but excluding any permits or employee benefit plans.

“Control”, including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with”, means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of the preceding sentence, Control shall be deemed to exist when a Person possesses, directly or indirectly, through one or more intermediaries (a) more than 50% of the outstanding voting interests thereof and (b) more than 25% of the economic or beneficial interest therein.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Partner, a MC Member, any Affiliate of a Partner (other than the Management Company), any officers of the Partnership (whether or not such officers are employees of the Partnership), any member of the Senior Management Team, any officers, directors, members, managers, stockholders, partners, owners, employees, representatives or agents of any Partner, or of any of their respective Affiliates (other than the Management Company); any employee or agent of the Partnership or its Affiliates (other than the Management Company); and any Tax Matters Partner.

“CPI Price Factor” means a fraction, the numerator of which shall be the most recent publication of the Consumer Price Index for All Urban Consumers, published by the U.S. Department of Labor, Bureau of Labor Statistics as of the date of escalation, and the denominator of which shall be the most recent publication of Consumer Price Index for All Urban Consumers, published by the U.S. Department of Labor, Bureau of Labor Statistics as of the date one year prior to such date of escalation; provided, that if such index is discontinued, any successor or substitute index, which, in the Management Committee’s reasonable opinion, is most nearly equivalent to such index.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such taxable year, except that with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

“Development Project” has the meaning assigned to such term in the MSA.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” means March 17, 2009.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Expansion Capital Expenditures” means cash expenditures for:

(a) any transaction in which the Partnership or any of its subsidiaries acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period longer than the short-term the operating capacity or operating income of the Partnership or any of its subsidiaries from the operating capacity or operating income of the Partnership and its subsidiaries existing immediately prior to such transaction, or

(b) any (i) additions or improvements to the capital assets owned by the Partnership or any of its subsidiaries or (ii) acquisitions of existing, or the construction of new or the improvement or replacement of existing, capital assets, in each case if such additions, improvements, acquisitions, replacements or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership of its subsidiaries from the operating capacity or operating income of the Partnership and its subsidiaries existing immediately prior to such addition, improvement, replacement, acquisition or construction.

For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“G&A Payment” has the meaning assigned to such term in the MSA.

“G&A Services” has the meaning assigned to such term in the MSA.

“Governmental Authority” means any federal, state or local governmental authority; a state, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Haynesville Expansion Budget” means the budget attached as Exhibit F, as it may be amended or modified from time to time in accordance with the terms of this Agreement.

“Haynesville Expansion Project” means the expansion project in the Haynesville Shale region of Louisiana as more particularly described in Exhibit C, which is expected to be completed in accordance with the schedule set forth in Exhibit C.

“Haynesville Expansion Project Effective Date” has the meaning assigned to such term in the MSA.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended from time to time.

“Indemnity Loss” means any item of Partnership loss or deduction that gives rise to an indemnity payment to the Partnership by Regency HIG pursuant to Article 5 of the Contribution Agreement.

“Indentures” means (a) that certain Indenture, dated as of December 12, 2006, by and among Regency Energy Partners LP, and Regency Energy Finance Corp., the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee, as amended or restated from time to time, (b) that certain Indenture, dated of May 20, 2009, by and among Regency Energy Partners LP, and Regency Energy Finance Corp., the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee, as amended or restated from time to time, and (c) any refinancing or replacement of the indebtedness represented by any of the foregoing.

“Indirect Transfer” means, with respect to any Partner, any transfer, assignment, sale, conveyance, license, lease or partition of any interests in any Person that results in the Ultimate Parent of such Partner ceasing to Control such Partner; provided, however, that no Indirect Transfer shall occur or be deemed to occur with respect to any Partner upon the occurrence of a merger, combination or consolidation of the Ultimate Parent of such Partner so long as, after giving effect to such merger, combination or consolidation, the surviving entity of such merger, combination or consolidation continues to Control such Partner (a “Permitted Merger Transaction”). Notwithstanding the foregoing, an Indirect Transfer shall not include any pledge, hypothecation or encumbrance of any interests in any Person that Controls any Partner for security purposes pursuant to a bona fide arms’ length transaction, but shall include any direct transfer, assignment, sale, conveyance, license, lease, or partition of such interests upon the foreclosure (or in lieu of foreclosure) of any such pledge, hypothecation or encumbrance to the extent such direct transfer, assignment, sale, conveyance, license, lease, or partition results in the Ultimate Partner of such Partner ceasing to Control such Partner. For the avoidance of doubt, any transfer, assignment, sale, conveyance, license, lease or partition that results from any issuance of interests by the Ultimate Parent of any Partner shall not be an Indirect Transfer with respect to such Partner.

“Initial MSA Fee” means an amount equal to $500,000 per calendar month; provided, that the Initial MSA Fee, as in effect on the applicable date, shall be (a) after taking into account any prior adjustments pursuant to clauses (b), (c) or (d) below, adjusted at the beginning of each fiscal quarter, commencing with the first fiscal quarter in 2010, by the Wage Estimate Factor (or, if applicable, will be increased by such amount as may be mutually agreed by the Management Company and the Partnership after good faith negotiations), and (b) increased by $50,000 per calendar month on the Haynesville Expansion Project Effective Date, and (c) adjusted by an amount equal to the amount of any adjustment to the G&A Payment pursuant to Section 3.3(b) of the MSA, as of the date of any such adjustment and (d) equitably increased or decreased, as appropriate, by an amount determined in good faith by the Management Committee, in order to account for adjustments in the nature and extent of the G&A Services to be provided by the Management Company to the Partnership pursuant to the MSA, as the result of (i) the Partnership (or any of its subsidiaries) closing any acquisitions or dispositions of assets or businesses or substantially completing any Development Project (other than the Haynesville Expansion Project), (ii) any new Laws or accounting rules enacted or implemented after the Effective Date or (iii) any other change in the business of the Partnership that is not anticipated as of the Effective Date. The Initial MSA Fee shall be prorated for any partial calendar months.

“Investor Partners” means, as of the relevant date, all of the Partners other than Regency HIG or any Partner that is an Affiliate of Regency HIG as of such date.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Investment Grade Entity” means a Person with a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) or BBB- (or the equivalent) by Standards & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or any successor to the rating agency business thereof).

“Laws” means any applicable constitutional provision, statute, act (including the Act), code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by the Partnership or any of its subsidiaries or for the acquisition of existing, or the construction or development of, new capital assets) if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity or operating income of the Partnership. “Maintenance Capital Expenditures” shall not include Expansion Capital Expenditures. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.

“Management Company” means Regency Employees Management LLC.

“Management Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a MC Member or an officer of the Partnership.

“Material Contract” means:

(a) any Contract guarantying the obligations of any other Person or granting a lien on any of the Partnership’s assets to secure the obligations of any other Person;

(b) any swap, exchange, commodity option or hedging agreement, including all master agreements and any confirmations issued pursuant thereto;

(c) any Contract involving a remaining commitment by the Partnership to pay capital expenditures in excess of $1,000,000;

(d) any Contract for the lease or sublease of real property involving aggregate payments in excess of $500,000 in any calendar year;

(e) any Contract for the lease of personal property involving aggregate payments in excess of $500,000 in any calendar year;

(f) any natural gas transportation Contract that individually contains a minimum fixed daily quantity of gas that exceeds 30,000 MMBtu;

(g) any consulting Contract providing annual compensation in excess of $100,000 that cannot be terminated by the Partnership on 60 days or less notice without premium or penalty;

(h) any Contract that purports to limit the freedom of the Partnership to compete in any line of business or in any geographic area;

(i) any partnership, joint venture or other similar Contracts providing for the sharing of profits of the Partnership with any third party; and

(j) except for Contracts of the nature described in clauses (a) through (i) above (without regard to any dollar threshold described in such clauses), each Contract involving aggregate payments by or to the Partnership in excess of $500,000 in any future calendar year that cannot be terminated by the Partnership on 60 days or less notice without premium or penalty.

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“MSA Adjustment” means, with respect to any calendar quarter, the amount by which (i) the aggregate amount of G&A Payments paid by the Partnership to the Management Company pursuant to the MSA for such calendar quarter, exceeds (ii) the Initial MSA Fee for such calendar quarter.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Operating Budget” means, with respect to any calendar year, the annual operating budget (including Maintenance Capital Expenditures and any other capital expenditures necessary to operate the Partnership Business but excluding Expansion Capital Expenditures) of the Partnership for such calendar year approved by the Management Committee in accordance with the terms of this Agreement, as it may be amended or modified from time to time in accordance with the terms of this Agreement. The Operating Budget as of the Effective Date is attached as Exhibit E.

“Original MSA” means the Master Services Agreement dated as of the Effective Date between the Partnership and the Management Company substantially in the form attached hereto as Exhibit A.

“Partner” means any Person (but not any Affiliate or entity in which such Person has an interest) executing this Agreement and any Person admitted as a Partner pursuant to the provisions of this Agreement, in such Person’s capacity as a Partner of the Partnership. Such terms do not include any Person or Persons who have ceased to be Partners of the Partnership.

“Partner Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Partnership Interests” means the interest of a Partner, in its capacity as such, in the Partnership, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Partner (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Partner and otherwise to participate in the management of the Partnership; and all obligations, duties and liabilities imposed on that Partner (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Partner.

“Partnership Specific Opportunity” means any intrastate and/or interstate natural gas transmission infrastructure assets the sole purpose of which are to increase the available capacity of the Partnership’s existing natural gas transmission infrastructure assets.

“Permitted Investments” means an investment in (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition and (b) money market funds substantially all of whose assets are comprised of securities of the types described in clause (a) above.

“Permitted Transfer” means (a) any Transfer by a Partner to its Ultimate Parent or to any Person that is Controlled by such Ultimate Parent, (b) for so long as Regency HIG and GE Investor are Affiliates, any Transfer by GE Investor (or its Affiliates) to Regency HIG (or its Affiliates) or by Regency HIG (or its Affiliates) to GE Investor (or its Affiliates) and (c) for so long as the Alinda Investors are Affiliates, any Transfer by Alinda Investor 1 (or its Affiliates) to Alinda Investor 2 (or its Affiliates) or by Alinda Investor 2 (or its Affiliates) to Alinda Investor 1 (or its Affiliates).

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Profits” or “Losses” means, for each taxable year, an amount equal to the Partnership’s taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(g) any items that are allocated pursuant to Sections 6.2(b) and (c) shall be determined by applying rules analogous to those set forth in clauses (a) through (g) hereof but shall not be taken into account in computing Profits and Losses; and

(h) any Indemnity Loss and any items of Depreciation or other items of deduction or loss specially allocated to Regency HIG pursuant to Section 6.2(a) shall not be taken into account in computing Profits or Losses.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Sharing Ratio” means, with respect to any Partner, the percentage derived by dividing (a) the number of GP Units held by such Partner as of the time of determination, by (b) the number of GP Units held by all of the Partners as of the time of determination. The initial Sharing Ratio of each Partner is set forth opposite such Partner’s name on Schedule 1 in the column titled “Sharing Ratio”.

“Sole Discretion” means, with respect to any Person, such Person’s sole and absolute discretion (a) with or without cause, (b) subject to such conditions (if any) as such Person may deem appropriate and (c) without taking into account the interests of, and without incurring liability to, the Partnership, any Partner, any MC Member or any officer or employee of the Partnership (or any Affiliate of the foregoing).

“Transfer”, including the correlative terms “Transferring” and “Transferred”, means any direct transfer, assignment, sale, conveyance, license, lease, or partition of any GP Units, and includes any “involuntary transfer” such as a sale of any part of the GP Units therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition of any GP Units. A Transfer shall not include any pledge, hypothecation or encumbrance of any GP Units for security purposes pursuant to a bona fide arms’ length transaction, but shall include any direct transfer, assignment, sale, conveyance, license, lease, or partition of GP Units upon the foreclosure (or in lieu of foreclosure) of any such pledge, hypothecation or encumbrance. For the avoidance of doubt, Transfer does not include any direct or indirect transfer, assignment, sale, conveyance, license, lease, or partition of any interests in any Person that directly or indirectly owns any interest in any Partner.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Ultimate Parent” means (a) with respect to Regency HIG, Regency Energy Partners LP, (b) with respect to GE Investor, General Electric Capital Corporation, (c) with respect to Alinda Investor 1 and Alinda Investor 2, Alinda Capital Partners LLC or any other Person that is directly (but not indirectly) Controlled by the Person (or Persons) that Controls Alinda Capital Partners LLC as of the Effective Date, and (d) with respect to any other Partner, the Person designated by the Management Committee reasonably and in good faith as the ultimate Person that Controls such Partner upon its admission as a Partner; provided, that any MC Member designated by such Partner shall not be entitled to participate in such designation by the Management Committee. In addition, the Management Committee shall designate reasonably and in good faith the new “Ultimate Parent” of a Partner following any Permitted Merger Transaction with respect to the previous Ultimate Parent of such Partner; provided, that any MC Member designated by such Partner shall not be entitled to participate in such designation by the Management Committee.

“Wage Factor Estimate” has the meaning assigned to such term in the MSA.

“Withdraw” including the correlative terms “Withdrawn”, “Withdrawing” and “Withdrawal”, means the withdrawal, resignation or retirement of a Partner from the Partnership as a partner. Such terms shall not include any Transfer of GP Units in accordance with the terms of this Agreement, even though the Partner making such a Transfer may cease to be a Partner as a result of such Transfer.

1.2 Construction. In this Agreement, unless a clear contrary intention appears (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Partner, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section, Article, Schedule, Exhibit or Annex means such Section, Article, Schedule, Exhibit or Annex of this Agreement, and references in any Section, Article, Schedule, Exhibit or Annex or definition to any clause means such clause of such Section, Article, Schedule, Exhibit or Annex or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof; and (g) the word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP. All references to money refer to the lawful currency of the United States.

ARTICLE II

ORGANIZATION

2.1 Formation. Regency HIG and RIGS SPE formed the Partnership on the Formation Date under and pursuant to the Act, and caused the Certificate to be filed with the Secretary of State of the State of Delaware on March 9, 2009, in accordance with and pursuant to the Act. All actions by Regency HIG and RIGS SPE in making such filing are hereby ratified, adopted and approved. The rights and liabilities of the Partners will be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

2.2 Name. The name of the Partnership is “RIGS Haynesville Partnership Co.”, and all Partnership business must be conducted in that name.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Partnership) as the Management Committee may designate in the manner provided by Law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Partnership shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Partnership shall maintain records there or at such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Partnership in the State of Delaware. The Partnership may have such other offices as the Management Committee may designate.

2.4 Purpose. The purposes of the Partnership are to (a) engage in the natural gas transportation business in the Area of Mutual Interest, (b) construct, acquire, own and/or operate the Haynesville Expansion Project or other expansions of natural gas transportation assets in the Area of Mutual Interest approved by the Management Committee or any natural gas assets and other assets acquired by the Partnership in accordance with the AMI Agreement, (c) engage in any other business approved by the Management Committee in accordance with Section 7.1(b)(xviii), (d) fulfill the obligations of the Partnership pursuant to any contract entered into by the Partnership or under which the Partnership has assumed obligations of any Person, and (e) engage in any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes and that is not forbidden by applicable Law (collectively, the “Partnership Business”).

2.5 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, to the extent required by Law, the Management Committee shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Partnership as a foreign partnership in such jurisdiction. At the request of the Management Committee, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign partnership in all such jurisdictions in which the Partnership may conduct business.

2.6 Term. The period of existence of the Partnership (the “Term”) commenced on the Formation Date and shall end at such time as a statement of dissolution is filed with the Secretary of State of the State of Delaware in accordance with Section 10.4.

ARTICLE III

PARTNERS; GP UNITS

3.1 Partners. As of the Effective Date, Regency HIG, GE Investor, Alinda Investor 1 and Alinda Investor 2 are the Partners. The name and mailing address of each Partner is listed on Schedule 1 in the column titled “Partners”.

3.2 GP Units.

(a) The Partnership Interests of the Partnership shall be issued in unit increments (each, a “GP Unit”). The number of GP Units held by each Partner is set forth opposite such Partner’s name on Schedule 1 in the column titled “GP Units”.

(b) The GP Units shall be evidenced by GP Unit certificates. The form of certificate evidencing ownership of GP Units is attached as Annex 1. The Partnership may issue no more than one certificate representing any of the same GP Units to each Partner. The GP Unit certificates shall be consecutively numbered (or otherwise identified), exhibit the holder’s name and number of GP Units, and signed by at least two MC Members. The name of each Person to whom the GP Unit certificates are issued, its Capital Contributions and the respective dates of issue shall be entered in the certificate register of the Partnership. The Management Committee may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may require the owner of such certificate or its legal representative to give a bond, with sufficient surety, to indemnify the Partnership and the other Partners against any and all Claims that may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen or destroyed.

(c) The Partnership shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of its GP Units and shall not be bound to recognize any equitable or other claim to or interest in such GP Units on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

3.3 Transfers of GP Units. The GP Units shall be subject to, and the Partners shall comply with, the terms set forth on Exhibit D governing, among other matters, the Transfer of the GP Units.

ARTICLE IV

WITHDRAWAL

4.1 No Voluntary Withdrawal. A notice by a Partner that it has Withdrawn from the Partnership shall be in breach of this agreement and shall be deemed to effect a wrongful Withdrawal.

4.2 Deemed Withdrawal. A Partner shall be deemed to have Withdrawn from the Partnership immediately, without any further action on the part of such Partner or the Partnership, only on the occurrence of any event (i) that makes it unlawful for the Partner to continue to be a Partner, (ii) that makes it unlawful for the Partnership to carry on the Partnership Business with that Partner or (iii) specified in Section 15-601(6) of the Act. A Partner shall not be deemed to have Withdrawn from the Partnership for any events not specified in Section 4.1 or this Section 4.2.

4.3 Effect of Withdrawal. If a Partner Withdraws as contemplated in Section 4.1 or is deemed to have Withdrawn under Section 4.2 (a “Withdrawn Partner”), then the following provisions shall apply in connection with such Withdrawal, notwithstanding the provisions of the Act:

(a) The Withdrawn Partner shall cease to be a Partner for all purposes immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Partner shall not be entitled to receive any distributions from the Partnership except as set forth in Section 4.3(f), and the Withdrawn Partner shall not be entitled to exercise any voting or consent rights with respect to Partnership matters or to receive any further information from the Partnership. The Sharing Ratio of such Withdrawn Partner shall not be taken into account in calculating the Sharing Ratios of the Partners for any purposes.

(c) The Withdrawn Partner must pay to the Partnership all amounts it owes to the Partnership.

(d) The Withdrawn Partner shall remain obligated for all liabilities it may have under this Agreement with respect to the Partnership that accrue with respect to the period prior to the Withdrawal.

(e) Upon the occurrence of the applicable Withdrawal event or deemed Withdrawal, (i) all of the GP Units held by such Withdrawn Partner (the “Forfeited GP Units”) shall automatically, without any further action on the part of the Withdrawn Partner or the Partnership, be redeemed, forfeited, surrendered and transferred to the Partnership for no consideration (except as otherwise provided in Section 4.3(f)), (ii) such Withdrawn Partner shall not be entitled to any rights with respect to the Forfeited GP Units, (iii) any certificates representing the Forfeited GP Units shall be null and void, and (iv) any MC Member previously designated by such Withdrawn Partner shall be deemed to be removed. If a Partner Withdraws as contemplated in Section 4.1, then such Withdrawn Partner’s Capital Account shall be allocated among the remaining Partners in the proportion that each Partner’s Sharing Ratio (at the time of such allocation) bears to the total Sharing Ratio of all remaining Partners, or in such other proportion as the remaining Partners may unanimously agree.

(f) If a Partner is deemed to be a Withdrawn Partner pursuant to Section 4.2, then the former Capital Account balance of the Withdrawn Partner shall be recorded as a contingent obligation of the Partnership, and not as a Capital Account, and such former Capital Account balance shall be paid by the Partnership to such Withdrawn Partner solely out of 25% of the future distributions (if any) that would have been made by the Partnership to the Withdrawn Partner if the Forfeited GP Units remained outstanding after the date of such Withdrawal; provided, that any amounts owed to the Partnership by such Withdrawn Partner may be deducted from any such distributions. The rights of a Withdrawn Partner under this Section 4.3(f) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not include any right on the part of the Withdrawn Partner to receive any interest or other amounts with respect thereto; (iii) not require the Partnership to make any distribution (the Withdrawing Partner’s rights under this Section 4.3(f) being limited to receiving such portion of distributions as the Management Committee may, in its Sole Discretion, decide to cause the Partnership to make); (iv) not require any Partner to make a Capital Contribution or a loan to permit the Partnership to make a distribution or otherwise to pay the Withdrawing Partner; and (v) not be treated as a liability of the Partnership for purposes of Section 10.2. Any portion of such Withdrawn Partner’s former Capital Account in excess of amounts paid to it under this Section 4.3(f) shall be allocated among the remaining Partners in proportion to each Partner’s Sharing Ratio or as the remaining Partners otherwise unanimously agree.

(g) Each Partner hereby constitutes and appoints the Partnership as its agent and attorney-in-fact, in the event such Partner becomes a Withdrawn Partner hereunder, for the purposes of executing and delivering any and all documents necessary to effectuate the forfeiture of its GP Units in accordance with this Section 4.3. This power-of-attorney, being coupled with an interest, is irrevocable and shall survive the dissolution, disability or incapacitation of any Partner.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

5.1 Initial Capital Contributions. On or prior to the Effective Date, each of Regency HIG, GE Investor, Alinda Investor 1 and Alinda Investor 2 made, pursuant to the terms of the Contribution Agreement, the Capital Contributions to the Partnership as set forth below (the “Initial Capital Contributions”):

(a) GE Investor contributed to the Partnership an amount in cash equal to $126,500,000, and in exchange for such Capital Contribution, the Partnership issued to GE Investor 126,500 GP Units;

(b) Alinda Investor 1 contributed to the Partnership an amount in cash equal to $308,531,000, and in exchange for such Capital Contribution, the Partnership issued to Alinda Investor 1 308,531 GP Units;

(c) Alinda Investor 2 contributed to the Partnership an amount in cash equal to $217,969,000, and in exchange for such Capital Contribution, the Partnership issued to Alinda Investor 2 217,969 GP Units; and

(d) Regency HIG contributed to the Partnership the RIGS Interests (as defined in the Contribution Agreement), and in exchange for such Capital Contribution, the Partnership issued to Regency HIG 400,000 GP Units. The Partners hereby acknowledge and agree that, for all purposes, the agreed net fair market value of such Capital Contribution (after giving effect to the payment pursuant to Section 9.6) is equal to $400,000,000.

5.2 Additional Capital Contributions.

(a) If at any time the Management Committee determines to raise additional capital for the Partnership for any Partnership Business purpose, then the Management Committee shall first issue a written notice to the Partners (a “Call Notice”) setting forth the amount of Capital Contributions the Management Committee desires to raise (the “Call Amount”) and the intended purpose of such Capital Contributions, the number of GP Units to be issued with respect to such Capital Contributions and the date on which such Capital Contributions are due, and each Partner shall have the right, but not the obligation, to contribute its pro rata share based on its Sharing Ratio (as of the date of such Call Notice) of such Call Amount in accordance with this Section 5.2(a). If any Partner desires to exercise its rights under this Section 5.2(a), it must deliver a written notice to the Partnership and each other Partner within ten Business Days after the Partner’s receipt of the Call Notice (the “Election Period”) setting forth the portion of the Call Amount such Partner (the “Electing Partner”) is electing to contribute, up to its Sharing Ratio plus any additional portion of the Call Amount it desires to contribute in excess of its Sharing Ratio (the “Over-Allotment Amount”) if other Partners do not exercise all or any portion of their rights hereunder. The right of each Electing Partner to fund the Call Amount in excess of its Sharing Ratio shall be based on the relative Sharing Ratios of the Electing Partners desiring to fund Over-Allotment Amounts (or in such other manner as all of the Electing Partners agree to allocate the right to fund among themselves). If any Electing Partner elects to contribute any portion of the Call Amount, such Electing Partner shall be obligated to make such Capital Contribution on the date set forth in the Call Notice (or such other date as the Management Committee may determine), and upon receipt of such Capital Contribution, the Partnership shall issue to such Electing Partner the number of GP Units applicable to the portion of the Call Amount contributed by such Electing Partner. Notwithstanding the foregoing, with respect to any two Partners that are Affiliates, at the election of such Partners, one such Partner shall be entitled to contribute all or a portion of the other such Partner’s pro rata share of any Call Amount or Over-Allotment Amount. Any such issuance and payment in respect thereof shall be delayed, to the extent required, to obtain any necessary governmental approvals, waivers and consents required for such issuance (including any approvals under the HSR Act); provided, that if such approval, waiver or consent is required by any Electing Partner to consummate such closing and such approval, waiver or consent is not obtained within 40 Business Days after the scheduled closing date, then such Electing Partner shall be deemed to have waived its right to contribute any portion of the Call Amount and such Electing Partner shall not be deemed to have breached its obligation to contribute such portion of the Call Amount.

(b) If one or more Partners do not elect, in the aggregate, to contribute all of the Call Amount (or are deemed to have waived such right), the Partnership shall have the right, but not the obligation, to issue and sell to one or more Persons up to the number of GP Units (as determined by the Management Committee) applicable to the portion of the Call Amount not contributed by the Partners at any time during the 90 Business Days following the end of the Election Period, for an aggregate amount equal to the applicable portion of the Call Amount not contributed by the Partners; provided, that if the Partnership fails to issue and sell such GP Units for such aggregate amount within such 90-Business Day period, the Partnership may not raise any additional capital without first issuing another Call Notice pursuant to Section 5.2(a). The issuance of any GP Units to any Person shall be subject to such terms and procedures as the Management Committee determines are necessary or desirable, including obtaining any necessary governmental approvals, waivers and consents required for such issuance (including any approvals under the HSR Act).

(c) Notwithstanding anything to the contrary in this Agreement, if any Electing Partner breaches its obligation to contribute any portion of the Call Amount it elected to contribute pursuant to Section 5.2(a), then in addition to any other rights the Partnership and the non-breaching Partners may have at law or in equity, such breaching Partner and any transferee thereof shall not have any future rights granted under Section 5.2(a) unless the Management Committee expressly designates otherwise (which the Management Committee may do on an offer-by-offer basis or not at all); provided, that the MC Member designated by the breaching Partner shall not be entitled to participate in (i) any decisions regarding the number of GP Units to be issued with respect to such Call Notice or (ii) any decisions regarding whether such breaching Partner has any future rights under Section 5.2(a).

5.3 No Other Required Capital Contributions. Except as otherwise expressly provided in this Agreement or required by Law and except for the Initial Capital Contributions, no Partner has any obligation to make any Capital Contributions to the Partnership; provided, that Regency HIG shall be required to make any Capital Contributions required pursuant to Section 6.1(a)(ii).

5.4 Return of Contributions. Except as expressly provided in this Agreement to the contrary, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

5.5 Use of Proceeds. Notwithstanding anything to the contrary in this Agreement, neither the Partnership, the Management Committee, the Management Company nor any Partner may use any of the proceeds of any Initial Capital Contribution for any purpose except to (a) make expenditures with respect to the Haynesville Expansion Project in accordance with the Budgets or (b) pay to Regency HIG, in accordance with the terms of Article 2 of the Contribution Agreement, the Pre-Closing Expenditures (as defined in the Contribution Agreement).

5.6 Capital Accounts.

(a) A Capital Account shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) Each Partner’s Capital Account shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the Book Value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Profits and any other items of Partnership income and gain, and shall be decreased by (x) the amount of money distributed to that Partner by the Partnership, (y) the Book Value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to that Partner of Losses and any other items of Partnership loss and deduction.

(c) The Partners’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4). A Partner who has more than one GP Unit shall have a single Capital Account that reflects all such GP Units, regardless of the time or manner in which such GP Units were acquired. Upon the Transfer of a GP Unit, the Capital Account of the Transferring Partner that is attributable to such GP Unit shall carry over to the assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l).

(d) Whenever the fair market value of the Partnership’s property is required to be determined pursuant to this Section 5.6, the Management Committee shall establish the fair market value in a notice to the Partners (except in the case of the Initial Capital Contribution of Regency HIG, which the Partner’s agree is the amount set forth on Schedule 1 opposite Regency HIG’s name in the column title “Initial Capital Contribution”).

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

6.1 Distributions.

(a) General.

(i) No later than 30 days after the end of each calendar quarter, the Management Committee (x) shall review and determine the amount of Available Cash with respect to such calendar quarter, and (y) shall determine the amounts to be distributed to the Partners as follows:

(1) Distributions to the Investor Partners (other than GE Investor if at the time in question it is an Investor Partner) and GE Investor for so long as it is a Partner shall be determined according to the following formula:

(A + B) x C = Distribution

Where “A” = Available Cash

   “B” = MSA Adjustment

   “C” = Partner’s Sharing Ratio

(2) Distributions to Regency HIG shall be made according to the following formula:

((A + B) x C) – B = Distribution

Where “A” = Available Cash

   “B” = MSA Adjustment

   “C” = Partner’s Sharing Ratio.

(ii) If, with respect to any calendar quarter, the amount of the distribution payable by the Partnership to Regency HIG pursuant to Section 6.1(a)(i)(2) is a negative amount, Regency HIG shall make a Capital Contribution to the Partnership equal to the absolute value of such negative amount, which Capital Contribution shall be used by the Partnership to satisfy distribution obligations to the other Partners pursuant to Section 6.1(a)(i) with respect to such calendar quarter. For the avoidance of doubt, the amount of any Capital Contributions made by Regency HIG pursuant to this Section 6.1(a)(ii) shall not be taken into account in applying the formulas in Section 6.1(a)(i).

(iii) Notwithstanding anything to the contrary in this Section 6.1(a), if, with respect to any calendar quarter, any portion of the distributions to be made by the Partnership to the Partners pursuant to Section 6.1(a)(i) and/or any Capital Contribution required to be made by Regency HIG pursuant to Section 6.1(a)(ii) would cause Regency Energy Partners LP (or any of its Affiliates) to breach any of the terms of any of the Indentures, then the Partnership shall not make such distributions in a manner that causes such breach, and Regency HIG shall not have any obligation to make such Capital Contribution, and any portion of such distributions actually made by the Partnership shall be made in such a manner that will not cause a breach by Regency Energy Partners LP (or any of its Affiliates) under any of the Indentures.

(b) Distributions on Dissolution and Winding Up. Upon the winding up of the Partnership, all cash and other property distributable to the Partners as determined under Section 10.2 shall be distributed to the Partners in accordance with their relative Capital Account balances (at the time such distributions are made).

(c) Withholding. The Management Committee is authorized to withhold from distributions or with respect to allocations to the Partners and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local tax law or treaty. All amounts withheld pursuant to the Code or any provision of any other federal, foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partner or Partners with respect to which such amounts were withheld pursuant to this Article VI for all purposes of this Agreement.

(d) Limitations on Distribution. Except as provided in this Agreement, no Partner shall be entitled to any distribution of cash or other property from the Partnership. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its GP Units if such distribution would violate the Act or other applicable Law.

(e) Haynesville Expansion Project Distributions. If any proceeds of the Initial Capital Contributions remain after the completion of the Haynesville Expansion Project in accordance with the Haynesville Expansion Budget, then, as soon as practicable following the completion of the Haynesville Expansion Project, such remaining proceeds shall be distributed to the Partners in accordance with their respective Sharing Ratios (at the time such distribution is made).

6.2 Allocations.

(a) General. For purposes of maintaining the Capital Accounts pursuant to Section 5.6, after making all allocations under Sections 6.2(b) and 6.2(c) for the taxable year, Profits and Losses and items thereof, for each taxable year, shall be allocated among the Partners in such manner that, as of the end of such period and to the extent possible, the Capital Account of each Partner shall be equal, proportionately, to the excess of (1) the amount that would be distributed to such Partner if the Company were to (A) liquidate its assets for an amount equal to their Book Value and (B) distribute the proceeds in accordance with the Partner’s respective Sharing Ratios, over (2) the sum of (A) the amount, if any, which such Partner is obligated to contribute to the capital of the Partnership, (B) such Partner’s share of the Minimum Gain determined pursuant to Treasury Regulation Section 1.704-2(g), and (C) such Partner’s share of Partner Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulation Section 1.704-2(i)(5), all computed immediately prior to the transactions described in (1)(A) above. Depreciation or other items of deduction or loss arising from the expenditure of funds contributed to the Partnership by Regency HIG pursuant to Section 9.7 and any Indemnity Loss shall be allocated solely to Regency HIG. Deductions attributable to the MSA Adjustment shall be allocated solely to Regency HIG.

Losses and certain other items of deduction and loss specially allocated to a Partner pursuant to Section 6.2(b) shall not exceed the maximum amount of Losses and items of deduction and loss that can be allocated without causing such Partner to have a deficit in its Adjusted Capital Account at the end of any taxable year or other period. In the event that some but not all of the Partners would have a deficit in their Adjusted Capital Account as a consequence of an allocation pursuant to Section 6.2(b), the limitation set forth in the preceding sentence shall be applied on a Partner by Partner basis and Losses or items of deduction and loss not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the relative positive balances in such Partners’ Capital Accounts so as to allocate the maximum permissible Losses or items of deduction and loss to each Partner under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(b) Special Allocations. Notwithstanding any other provisions of this Section 6.2, the following special allocations shall be made in the following order for each taxable period:

(i) Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.2(b), each Partner’s Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2 with respect to such taxable year. This Section 6.2(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(b)(i) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.2(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2, other than Section 6.2(b)(i) above, with respect to such taxable year. This Section 6.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.2(b)(i) and 6.2(b)(ii) above, in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.2(b)(i), 6.2(b)(ii) or 6.2(b)(iv). This Section 6.2(b)(iii) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any taxable year, such Partner shall be allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.2(b) (other than Section 6.2(b)(iii)) have been tentatively made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable year shall be allocated to the Partners in accordance with their Sharing Ratios.

(vi) Partner Nonrecourse Deductions for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.2(b)(vi) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(vii) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution in liquidation of a Partner’s Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(c) Curative Allocation. The allocations set forth in Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 6.2(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Management Committee shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.2(c), the Management Committee shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Income Tax Allocations.

(i) Except as otherwise provided in this Section 6.2, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners for federal income tax purposes in the same manner as such items are allocated under Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Partnership by a Partner or the Book Value of which is adjusted pursuant to clause (b) or (d) of the definition of Book Value shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(iii) All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by the Partnership for federal income tax purposes shall be determined without regard to any election under Code Section 754 which may be made by the Partnership.

(iv) If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the sale or other disposition of Partnership properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Partners in the same ratio as the deductions giving rise to such ordinary income character were allocated.

The tax depreciation for the portion of the book basis (within the meaning of Treasury Regulation Section 1.704-3(d)(2)) of the assets owned by RIGS (as defined in the Contribution Agreement) that exceeds the tax basis of such assets will be MACRS depreciation plus all applicable bonus depreciation.

6.3 Varying Interests. All items of income, gain, loss, deduction and credit allocable to GP Units that may have been transferred shall be allocated between the transferor and the transferee as determined by the Management Committee in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder. All distributions shall be made, to the Persons shown on the records of the Partnership to have been Partners as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Partner’s Sharing Ratio, the Partners agree that their allocable shares of items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Partners’ varying Sharing Ratios.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

7.1 Management by Management Committee.

(a) Except as otherwise expressly provided in this Agreement or required under the Act, the business and affairs of the Partnership shall be managed by a management committee (the “Management Committee” and each member of the Management Committee a “MC Member”), and the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Partnership’s business. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership. Without limiting the generality of the foregoing, the approval of the Management Committee shall be required for all matters (other than those matters delegated to (A) the Management Company pursuant to the MSA or (B) any officer of the Partnership or any member of the Senior Management Team or other authorized Persons in accordance with Section 7.10), including approval of the matters described in Section 7.1(b), which the Management Committee shall not have the power to delegate to any Person.

(b) Notwithstanding anything to the contrary in this Agreement, the following actions are specifically reserved to the Management Committee, may not be delegated by the Management Committee to any Person and shall require the affirmative vote of MC Members holding votes equal to 75% or more of the votes of the MC Members (unless any MC Member is not entitled to vote with respect to the applicable matter, in which case the affirmative vote of MC Members holding votes equal to 75% or more of the votes of the MC Members entitled to vote shall be required):

(i) any merger into or with or consolidation of the Partnership with any other Person;

(ii) the sale, exchange or other disposition of all, or substantially all, of the Partnership’s assets in one transaction or a series of related transactions;

(iii) the determination to raise additional capital for the Partnership for any Partnership Business purpose and the issuance of a Call Notice pursuant to Section 5.2(a), except as otherwise provided in Section 7.3(j)(ii);

(iv) any issuances of GP Units or other interests in the Partnership or any of its subsidiaries, or any instruments convertible or exchangeable into GP Units or other interests in the Partnership or any of its subsidiaries, except for issuances pursuant to Section 5.2;

(v) determining the amount of Available Cash pursuant to Section 6.1(a);

(vi) any declaration of bankruptcy, or the filing of a petition, or seeking protection, under any federal or state bankruptcy, insolvency or reorganization law in respect of the Partnership or any of its subsidiaries;

(vii) causing the Partnership to terminate the MSA for any reason, except as otherwise set forth in Section 7.3(g);

(viii) the dissolution of the Partnership or the voluntary liquidation of the Partnership’s assets;

(ix) the approval of any Budget (including any amendment or revision of any Budget);

(x) the incurrence or guarantee of debt by the Partnership or any of its subsidiaries in excess of an amount equal to three times the Consolidated EBITDA during the 12 months ended immediately prior to the date of determination, unless all material terms are expressly described in any Budget;

(xi) guarantying the obligations of any other Person (other than a subsidiary of the Partnership) or granting a lien on any of the Partnership’s assets to secure the obligations of any other Person (other than a subsidiary of the Partnership);

(xii) any acquisitions or dispositions of any asset or related assets by the Partnership or any of its subsidiaries for consideration in excess of $10,000,000, unless all material terms are expressly described in any Budget;

(xiii) the commencement or resolution of any litigation (other than litigation arising in the ordinary course of business where the estimated amount in controversy is less than $10,000,000 or the settlement amount to be paid or received by the Partnership is less than $10,000,000);

(xiv) entering into any Material Contract by the Partnership or any of its subsidiaries, or any amendment or modification thereto, unless all material terms are expressly described in any Budget;

(xv) the registration of any GP Units or other interests in the Partnership or its subsidiaries under applicable federal or foreign securities laws or any public offering of any interests (including debt interests) of the Partnership or its subsidiaries;

(xvi) any repurchase by the Partnership of GP Units or other interests in the Partnership or any of its subsidiaries;

(xvii) the (x) authorization of or issuance to any Person (including any Partner) of any interests in the Partnership (or any instrument convertible or exchangeable into or exercisable for any such interests) other than GP Units or (y) reclassification of any of the GP Units;

(xviii) causing the Partnership to engage in any business other than any of the business purposes set forth in Sections 2.4(a), (b), (d) or (e); or

(xix) entering into any agreement to effect any of the foregoing.

(c) Subject to the express provisions of this Agreement, each Partner agrees that it will not exercise its authority under the Act to bind or commit the Partnership to agreements, transactions or other arrangements, or to hold itself out as an agent of the Partnership without the express authorization of the Management Committee. Except as specifically set forth in this Agreement, no Partner shall have any voting rights with respect to its GP Units (or any other interest in the Partnership) or any power to direct or cause the direction of management or policies of the Partnership. No Partner shall have any fiduciary or quasi-fiduciary duty to the Partnership or any other Partner pursuant to this Agreement and any standard of care or duty otherwise imposed on any Partner by this Agreement or under the Act or any Law shall be eliminated to the fullest extent permitted by Law and each Partner may vote or not vote, or grant or withhold approval, in such Partner’s Sole Discretion, with respect to any action on which it is entitled to vote or grant approval.

(d) Notwithstanding anything to the contrary in this Agreement, (i) no MC Member shall have any fiduciary or quasi-fiduciary duty to the Partnership or any Partner pursuant to this Agreement and any standard of care or duty otherwise imposed on any MC Member by this Agreement or under the Act or any Law shall be eliminated to the fullest extent permitted by Law (provided, that nothing in this Section 7.1(d)(i) shall be deemed to eliminate any fiduciary or quasi-fiduciary duty any MC Member may have to the Partner that designated such MC Member), and (ii) each MC Member may vote or not vote, or grant or withhold approval, in such MC Member’s Sole Discretion, with respect to any action before the Management Committee on which it is entitled to vote or grant approval.

7.2 MC Members of the Management Committee.

(a) The Management Committee shall consist of natural persons who need not be Partners or residents of the State of Delaware. The Management Committee shall consist of a number of MC Members equal to the number of Partners.

(b) Each Partner shall have the right to designate one MC Member, and to remove or replace such MC Member from time to time in its Sole Discretion. The individuals listed on Schedule 2 shall serve as the initial MC Members as of the Effective Date.

(c) If at any time any Partner ceases to be a Partner, then the MC Member previously designated by such Partner shall be deemed to be removed automatically, without any further action on the part of such Partner or the Partnership, on the date such Partner ceases to be a Partner.

7.3 Votes; Meetings.

(a) Each MC Member shall have one vote equal to the Sharing Ratio of the Partner that designated such MC Member. Except as explicitly set forth in this Agreement to the contrary, all of the MC Members shall be entitled to participate in each meeting of the Management Committee and each MC Member shall be entitled to bring observers to each meeting.

(b) Except as otherwise required by applicable Law, the Management Committee may hold meetings in such place or places, within or outside of the State of Delaware, as the Management Committee may determine from time to time. Business shall be conducted at such meetings in such order as the Management Committee shall determine from time to time.

(c) Regular meetings of the Management Committee shall be held at least quarterly and at such times and places as shall be designated from time to time by the Management Committee. Notice of such regular meetings shall not be required if held at the times and places as previously determined by the Management Committee and provided to each MC Member. Special meetings of the Management Committee may be called by any MC Member upon at least 24 hours prior notice to each MC Member, which notice may be given via electronic mail, and which notice must include dial-in or other information so as to permit each MC Member to participate in such meeting by telephone conference or other electronic means. Such notice must state the purpose of such special meeting.

(d) Except as otherwise expressly provided in Sections 7.1(b), 7.3(g), 7.3(h) and 7.3(i) or otherwise in this Agreement, any action or event shall be deemed approved by the Management Committee if MC Members having votes equal to more than 50% of the votes of all MC Members vote in favor of or approve such action or event (unless any MC Member is not entitled to vote with respect thereto, in which case such action or event shall be deemed approved by the Management Committee if MC Members having votes equal to more than 50% of the votes of the MC Members entitled to vote, vote in favor of or approve such action or event). Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by MC Members having votes equal to more than 50% of the votes of the MC Members or MC Members having votes equal to at least 75% of the votes of the MC Members with respect to any actions set forth in Section 7.1(b) (unless any MC Member is not entitled to vote with respect to such action, in which case such action may be taken if a consent in writing, setting forth the action so taken, shall be signed by the MC Members having votes equal to (x) more than 50% of the votes of the MC Members entitled to vote or (y) at least 75% of the votes of the MC Members entitled to vote, as applicable); provided, that such MC Members shall notify each of the other MC Members of any action being taken without a meeting prior to causing the Management Committee to take such action.

(e) MC Members may participate in any meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting, except as provided in Section 7.3(f).

(f) Attendance of a MC Member at any meeting of the Management Committee (including by telephone) shall constitute a waiver of notice of such meeting, except where such MC Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other MC Members at such meeting of such purpose.

(g) For so long as the Investor Partners collectively have a Sharing Ratio of 20% or more:

(i) the approval of the MC Members designated by the Investor Partners having votes equal to not less than a majority of the votes of the MC Members designated by the Investor Partners (in addition to any other vote or approval of the Management Committee required by this Agreement) shall be required with respect to any transactions or agreements (including amendments, terminations and renewals thereof (including any renewal of the MSA)) between the Partnership or any of its subsidiaries on the one hand, and any Affiliate of Regency HIG on the other hand that are (1) Material Contracts, (2) natural gas transportation agreements, (3) contracts not entered into in the ordinary course of business of the Partnership or (4) contracts not entered into pursuant to a bona fide arms’ length transaction;

(ii) if any Event of Default (as defined in the MSA) occurs with respect to the Management Company, the MC Members designated by the Investor Partners having votes equal to not less than a majority of the votes of the MC Members designated by the Investor Partners may cause the Partnership to terminate the MSA in accordance with the terms of the MSA if, prior to exercising such right, the MC Members designated by the Investor Partners having votes equal to not less than a majority of the votes of the MC Members designated by the Investor Partners propose to the Management Committee a replacement management company reasonably acceptable to each of the other MC Members (other than the MC Members appointed by Regency HIG), and any termination of the MSA by the MC Members designated by the Investor Partners under this Section 7.3(g)(ii) shall be without any liability to the Partners or the Partnership for such termination; and

(iii) if at any time General Electric Capital Corporation:

(1) ceases to Control Regency Energy Partners LP, then the MC Members designated by the Investor Partners having votes equal to not less than a majority of the votes of the MC Members designated by the Investor Partners may, within 30 days of the Partnership’s receipt of written notice of the occurrence of General Electric Capital Corporation ceasing to Control Regency Energy Partners LP, cause the Partnership to terminate the MSA in accordance with the terms of the MSA; or

(2) notifies the Partnership that it intends to cease Controlling Regency Energy Partners LP pursuant to a transaction or series of related transactions and identifies the counterparty thereto, then the MC Members designated by the Investor Partners having votes equal to not less than a majority of the votes of the MC Members designated by the Investor Partners may elect to cause the Partnership to terminate the MSA in accordance with terms of the MSA within 30 days from the date General Electric Capital Corporation notifies the Partnership of its intention to cease Controlling Regency Energy Partners LP pursuant to the applicable transaction or series of related transactions; provided, however, that (A) such an election to terminate the MSA shall not be effective until General Electric Capital Corporation actually ceases to Control Regency Energy Partners LP in connection with such transaction or series of related transactions, (B) if such MC Members do not elect to cause the Partnership to terminate the MSA within such 30-day period pursuant to this Section 7.3(g)(iii)(2), then such MC Members shall not be entitled to terminate the MSA pursuant to Section 7.3(g)(iii)(1) with respect to such transaction or series of related transactions (except as provided in clause (C)), and (C) if the Investor Partners do not elect to cause the Partnership to terminate the MSA within such 30-day period and General Electric Capital Corporation does not consummate such transaction or series of related transactions within 180 days after the end of such 30-day period, then the Investor Partners shall have the right to terminate the MSA pursuant to Section 7.3(g)(iii)(1) if General Electric Capital Corporation ceases to Control Regency Energy Partners LP as a result of such transaction or series of related transactions.

Notwithstanding the foregoing, the MC Members designated by the Investor Partners shall not have any right to terminate the MSA pursuant to clauses (1) or (2) of this Section 7.3(g)(iii) if immediately after giving effect to any such change of Control, (x) a Person that would, upon the consummation of the applicable transaction, Control Regency Energy Partners LP is an Investment Grade Entity and (y) such Person (or one of its Affiliates) has substantial experience in operating natural gas transportation assets and is generally recognized in the industry as a reasonably prudent operator. In addition, any termination of the MSA pursuant to this Section 7.3(g)(iii) shall be without any liability to the Partners or the Partnership for such termination.

(h) Notwithstanding anything to the contrary in this Agreement, so long as the AMI Agreement has not been terminated and the Alinda Investors collectively have a Sharing Ratio of 25% or more, the MC Members designated by the Alinda Investors shall have the right to cause the Partnership to exercise the Partnership’s right to pursue an AMI Greenfield Opportunity (as defined in the AMI Agreement) pursuant to the AMI Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, if the Partnership elects (in accordance with Section 7.3(h)) to not participate in an AMI Opportunity (as defined in the AMI Agreement) presented to the Partnership in accordance with the terms of the AMI Agreement and Regency HIG (or one of its Affiliates) pursues such AMI Opportunity outside of the Partnership, then the Partnership shall enter into any interconnection agreement and/or gas balancing agreement related to such AMI Opportunity reasonably necessary in connection with such AMI Opportunity; provided, that the terms and conditions of any such agreement are no less favorable to the Partnership than the terms and conditions of an interconnection agreement or gas balancing agreement, as applicable, entered into pursuant to a bona fide arms’ length transaction.

(j) Notwithstanding anything to the contrary in this Agreement, so long as the AMI Agreement has not been terminated and the Alinda Investors collectively have a Sharing Ratio of 25% or more, the MC Members designated by the Alinda Investors shall have the right to:

(i) cause the Partnership to elect to acquire an AMI Acquisition Opportunity (as defined in the AMI Agreement) pursuant to the AMI Agreement; and

(ii) cause the Management Committee to issue a Call Notice for the sole purpose of raising additional capital to acquire an AMI Acquisition Opportunity and upon such Call Notice, Regency HIG will fund its pro rata share of such Call Notice, consistent with the equity funding contemplated in the acquisition agreements and other related agreements relating to such AMI Acquisition Opportunity, on the same terms and conditions as the Alinda Investors.

(k) Notwithstanding anything to the contrary in this Agreement, no MC Member shall be entitled to vote or grant its approval with respect to any transactions or agreements (including amendments, terminations and renewals thereof) between the Partnership or any of its subsidiaries on the one hand, and the Partner that appointed such MC Member or an Affiliate of such Partner on the other hand that are (1) Material Contracts, (2) natural gas transportation agreements, (3) contracts not entered into in the ordinary course of business of the Partnership or (4) contracts not entered into pursuant to a bona fide arms’ length transaction.

7.4 No Exclusive Duty to Partnership. No Management Person shall be required to manage the Partnership as its sole and exclusive occupation, and a Management Person may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Management Person or to the income or proceeds derived therefrom.

7.5 Resignation and Withdrawal of MC Members. A MC Member may resign from the position of MC Member at any time by giving written notice to the Partners. The resignation of a MC Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Upon the withdrawal of a MC Member, such MC Member shall be treated as having resigned as of the date of withdrawal and shall automatically cease to be a MC Member as of the date of such withdrawal.

7.6 Removal of MC Members. Except as provided in Section 4.3(e) and Section 7.2(c), a MC Member may only be removed by the Partner that designated such MC Member in accordance with Section 7.2.

7.7 MC Member Vacancies. Any vacancy in the position of a MC Member that is created by the withdrawal, death, resignation or removal of a MC Member shall be filled only by consent of the Partner entitled to designate such MC Member in accordance with Section 7.2. A MC Member elected to fill a vacancy shall hold office until a successor shall be elected and shall qualify, or until the MC Member’s earlier death, resignation, withdrawal or removal.

7.8 Fees and Expenses of the MC Members. A MC Member shall not be entitled to any fees from the Partnership for serving as a MC Member. A MC Member shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred by such MC Member in the capacity as a MC Member in accordance with the policies (if any) adopted from time to time by the Management Committee.

7.9 Delegation of Authority; Officers. The Management Committee shall have the power to elect, delegate authority to (subject to Section 7.1(a)) and remove such officers, employees, agents and representatives of the Partnership as the Management Committee may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly. The salaries (if any) of all officers, employees and agents of the Partnership shall be fixed by the Management Committee. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) elect the individuals listed on Schedule 3(a) as the initial officers of the Partnership, with the titles set forth opposite each such officer’s name on Schedule 3(a) and the authority set forth on Schedule 3(b).

7.10 Approved Agreements; Senior Management Team.

(a) On the Effective Date, the Partnership shall enter into the MSA with the Management Company. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) approve and consent to the Partnership entering into the MSA.

(b) Regency Intrastate Gas Services LP (formerly known as Regency Intrastate Gas Services LLC) has entered into the Pipeline Construction Contract with Price Gregory International, Inc. dated as of February 26, 2009 (the “Pipeline Construction Contract”), the Compression Contracts (as defined in the Contribution Agreement) and the Firm Transportation Contracts (as defined in the Contribution Agreement). By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) ratify, approve and consent to Regency Intrastate Gas Services LP entering into the Pipeline Construction Contract, the Compression Contracts and the Firm Transportation Contracts. The Partnership shall, or shall cause the Contractor (as defined in Exhibit A (General Conditions) to the Pipeline Construction Contract) to, obtain Builder’s Risk Insurance as described in Section 6.1.5 of the Pipeline Construction Contract in an amount not less than $5,000,000. In addition, the Partnership shall maintain, or shall cause to be maintained, prior to the commencement of construction under the Pipeline Construction Contract, Builders All Risk insurance with a replacement cost lost limit and Delay In Start Up insurance for any above ground assets including the compression station.

(c) On the Effective Date, the Partnership shall execute a management rights letter among the Partnership and the Alinda Investors in substantially the form of Exhibit G-2 to the Contribution Agreement. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) approve and consent to the Partnership executing such management rights letter.

(d) Pursuant to the MSA, the Management Company shall nominate individuals to serve as the senior management team of the Partnership. Upon the approval of the Management Committee, such senior management team shall be the “Senior Management Team” of the Partnership. The Management Committee may, but shall not be obligated to, elect any member of the Senior Management Team as an officer of the Partnership, with such title and authority as the Management Committee deems appropriate and shall be entitled to remove or replace any such officer so elected. Unless otherwise agreed by the Management Committee, members of the Senior Management Team shall not be entitled to any fees or reimbursement of expenses directly from the Partnership for serving as a member of the Senior Management Team; provided, that nothing herein shall be deemed to be a limitation on the Partnership’s obligation to pay or reimburse the Management Company for services performed by the Senior Management Team pursuant to the MSA or to indemnify any Person pursuant to this Agreement or the MSA. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) approve the individuals listed on Schedule 4 as the initial Senior Management Team of the Partnership.

7.11 Budgets.

(a) Operating Budget.

(i) The initial Operating Budget of the Partnership is attached as Exhibit E. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) approve and consent to such initial Operating Budget and acknowledge and agree that such initial Operating Budget shall be deemed to be the Operating Budget of the Partnership for the period commencing on the Effective Date and terminating on December 31, 2009 (subject to any amendments or modifications approved by the Management Committee).

(ii) No later than November 30th of each calendar year, the Management Committee will cause a proposed Operating Budget for the following calendar year to be prepared. It is the intention of the Partners that the Management Company will, in accordance with the terms of the MSA, prepare and deliver such proposed Operating Budget to the Management Committee. The proposed Operating Budget shall be subject to the approval of the Management Committee. Once approved by the Management Committee, such proposed Operating Budget shall be the Operating Budget for the Partnership for such following calendar year (subject to any amendments or modifications approved by the Management Committee). Notwithstanding the foregoing, if the Management Committee fails to approve an Operating Budget with respect to any calendar year, then (i) the Operating Budget previously approved by the Management Committee for the prior calendar year shall remain in effect after giving effect to any dispositions or other material changes to the assets of the Partnership during such prior calendar year, (ii) any items of the proposed Operating Budget that have been approved by the Management Committee shall become effective, and (iii) the Senior Management Team and the Management Company will be entitled to expend Partnership funds, in any calendar quarter, in an amount equal to the lesser of (1) the actual expenses incurred by the Partnership and its subsidiaries in such calendar quarter, and (2) the budgeted amount for the corresponding calendar quarter in the Operating Budget previously approved by the Management Committee for the prior calendar year increased by the CPI Price Factor (excluding any nonrecurring maintenance and capital expenditures). For the avoidance of doubt, if, with respect to any calendar year, the Operating Budget for the prior calendar year remains in effect pursuant to this Section 7.11(a), then such prior calendar year’s Operating Budget shall be deemed to exclude any Expansion Capital Expenditures set forth in such prior calendar year’s Operating Budget and expended during such prior calendar year.

(b) Haynesville Expansion Budget. The Haynesville Expansion Budget is attached as Exhibit F. By execution of this Agreement, the Partners hereby (and the Management Committee is deemed to) approve and consent to such Haynesville Expansion Budget and acknowledge and agree that such Haynesville Expansion Budget shall be deemed to be the Haynesville Expansion Budget for purposes of the MSA. The Haynesville Expansion Budget may only be amended with the consent of the Management Committee.

ARTICLE VIII

TAX MATTERS

8.1 Tax Returns. The Partnership shall cause a nationally recognized accounting firm to prepare, at the expense of the Partnership, for each calendar year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns. Each Partner shall furnish to the Partnership all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed. Not less than 60 days prior to the due date (as extended) of the Partnership’s federal income tax return or any state income tax return, the return proposed by the Management Committee to be filed by the Partnership shall be furnished to the Partners for review. In addition, not more than ten days after the date on which the Partnership files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Partners.

8.2 Partner Tax Return Information. The Partnership, at its expense, shall cause to be delivered to each Partner within 75 days after the end of the Partnership’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Partner and such other information as shall be necessary (including a statement for that year of each Partner’s share of net income, net losses and other items allocated to such Partner) for the preparation and timely filing by the Partners of their federal, state and local income and other tax returns.

8.3 Tax Matters Partner.

(a) The “Tax Matters Partner” of the Partnership for purposes of Section 6231(a)(7) of the Code shall be Regency HIG so long as its Ultimate Parent is Regency Energy Partners LP, and otherwise shall be the Partner selected by the Management Committee for such purposes. The Tax Matters Partner shall take such action as may be necessary to cause any Partner so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(b) Without first obtaining the approval of the Management Committee, the Tax Matters Partner shall not, with respect to Partnership tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Partners, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the period of limitations for making assessments on behalf of Partners, or (v) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Partnership’s tax returns shall occur, the Tax Matters Partner shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Partner as compared to the position taken on the Partnership’s tax returns without the prior written consent of each such affected Partner.

(c) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Partnership, without first notifying other Partners. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Partners of such settlement agreement and its terms within 90 days from the date of the settlement.

(d) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

8.4 Tax Elections. The Partnership shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Partnership’s fiscal year, if permitted under the Code;

(b) to adopt the accrual method of accounting;

(c) if there is a distribution of Partnership property as described in Code Section 734 or a transfer of Partnership Interests as described in Code Section 743, upon request by notice from any Partner, to elect, pursuant to Code Section 754, to adjust the basis of Partnership property;

(d) to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b);

(e) to take all available bonus depreciation for federal, state and local tax purposes, unless otherwise determined by the Management Committee; and

(f) any other election the Management Committee may deem appropriate.

8.5 Tax Reimbursement. If Texas law requires the Partnership and any Partner both to participate in the filing of a Texas franchise tax combined group report, and if such Partner or any other member of the Partner’s combined group pays the franchise tax liability due in connection with such combined report, the parties agree that the Partnership shall promptly reimburse such Partner for the franchise tax paid on behalf of the Partnership as a combined group member. The franchise tax paid on behalf of the Partnership shall equal the excess, if any of (i) the franchise tax that the combined group including the Partnership pays over (ii) the amount the combined group would have paid if it had computed its franchise tax liability for the report period without the Partnership as a member of the combined group, but in no event more than what the Partnership would have paid had it filed the franchise tax return not as a member of a group. In such event, the parties agree that such Partner shall be considered as paying such amount on behalf of the Partnership and the Partnership shall deduct for federal income tax purposes 100% of the Texas franchise tax attributable to the Partnership; provided that in the event that such deduction may not be properly taken by the Partnership, the Partnership shall reimburse such Partner for the after-tax cost of such payment of Texas franchise tax paid on the Partnership’s behalf.

8.6 Tax Partnership. It is the intention of the Partners that the Partnership be classified as a partnership for U.S. federal tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3 or any similar provision of state or local law.

ARTICLE IX

BOOKS AND RECORDS; ADDITIONAL COVENANTS

9.1 Maintenance of Books. The Partnership shall keep complete and accurate books and records of Partnership, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 9.2, supporting documentation of the transactions with respect to the conduct of the Partnership’s business and minutes of the proceedings of the Partners and the Management Committee, and any other books, records and information that are required to be maintained by applicable Law.

9.2 Financial Statements and Reports. With respect to each calendar year, and within the time frame specified by the Management Committee, the Partnership shall, or shall cause the Management Company to, prepare and deliver to each Partner:

(a) no later than 60 days after the end of each calendar year, annual financial statements of the Partnership, consisting of a profit and loss statement, balance sheet, statement of cash flows and statement of Capital Accounts, as of the end of and for the prior calendar year, which shall be prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and audited by the Partnership’s independent certified public accountants, which shall be a nationally recognized accounting firm;

(b) no later than 40 days after the end of each calendar quarter, unaudited quarterly financial statements of the Partnership, consisting of a profit and loss statement, balance sheet and statement of cash flows and statement of Capital Accounts, as of the end of and for the prior calendar quarter, which shall be prepared in accordance with GAAP except for normal year end adjustments and the absence of footnotes;

(c) no later than 40 days after the end of each calendar month, monthly financial and business reports, which shall consist of a profit and loss statement, balance sheet and statement of cash flows and statement of Capital Accounts, as of the end of and for the prior calendar month, which shall be prepared in accordance with GAAP except for normal year end adjustments and the absence of footnotes;

(d) weekly construction reports and monthly operating reports with respect to the Haynesville Expansion Project reasonably acceptable to the Partners; and

(e) such other information as a Partner may reasonably request.

9.3 Bank Accounts. Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee or the Management Company and shall be made only by check, wire transfer, debit memorandum or other written instruction. The Partnership will have its own bank account and its funds will not be commingled with those of any other Person.

9.4 Confidentiality.

(a) Each Partner agrees that all Confidential Information shall be kept confidential by such Partner, shall only be used for the purpose of reviewing and evaluating the performance of the Partnership and the Partner’s interest therein, and shall not be disclosed in any manner, except to such of the Partner’s Authorized Representatives who have a need to know and who agree to be, or are otherwise, bound by the Partner’s obligations hereunder and except as otherwise expressly permitted in this Section 9.4. Each Partner shall be responsible for any breach of this Section 9.4 by itself or any of its Authorized Representatives, and each Partner covenants and agrees that it shall promptly notify the Partnership of any actual, potential or threatened breach of this Section 9.4 and shall, at its own expense, enforce, and assist the Partnership in its enforcement of, the provisions of this Section 9.4, including, to the extent reasonably necessary, seeking specific enforcement through court proceedings. Subject to Section 9.4(b), if a Partner or any of its Authorized Representatives is requested or required by applicable Law to disclose any Confidential Information, such Partner shall, to the maximum extent permitted by applicable Law, provide the Partnership with prompt written notice thereof and will use reasonable efforts to resist disclosure, until an appropriate protective order or motion to quash may be sought or a waiver of compliance with this Section 9.4 may be granted. If, in the absence of a protective order or the receipt of a waiver hereunder, such Partner or any of its Authorized Representatives is, in the opinion of its legal counsel, legally required to disclose Confidential Information, then such Partner or its Authorized Representatives may disclose only that portion of the Confidential Information legally required to be disclosed, without liability hereunder; provided, that such Partner or its Authorized Representatives uses reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Each Partner acknowledges and agrees that the Partnership and the other Partners may be irreparably harmed by disclosure of the Confidential Information, that money damages would not be a sufficient remedy for any breach of this Section 9.4 by such Partner or its Authorized Representatives and that, in addition to any other remedies available at law or in equity, specific performance and injunctive or other equitable remedies shall be available to the Partnership and the Partners as a remedy for any such breach or threatened breach, without the requirement of posting bond or other security. The Partnership and the other Partners shall be entitled to recover their costs and expenses, including attorneys’ fees, incurred in connection with any successful action brought by them to enforce the terms of this Agreement. With respect to Confidential Information that is subject to confidentiality agreements under any third-party confidentiality agreements, each Partner covenants and agrees to, and shall cause its Authorized Representatives to, treat such Confidential Information confidentially in accordance with, and to comply with the terms of, the confidentiality provisions contained in those third-party confidentiality agreements that have been disclosed to such Partner, including, any provisions thereof that impose more stringent or additional obligations than those set forth herein (provided, that such has been disclosed to such Partner). The obligations of a Partner pursuant to this Section 9.4 shall continue following the time such Person ceases to be a Partner, but thereafter such Person shall not have the right to enforce the provisions hereof.

(b) Notwithstanding anything to the contrary in this Agreement, each Partner may disclose any information about the Partnership, including any Confidential Information, without any liability to the Partnership or to any other Partner or to their respective Affiliates and without any notice to any Partner, to the extent that such disclosing Partner believes that such disclosure is necessary or appropriate to satisfy its (or its Affiliates) public disclosure obligations under the Securities Act, the Exchange Act, the rules of any stock exchange, or any similar public disclosure obligations; provided that such disclosing Partner shall give each of the other Partners prior opportunity to review and comment on any such disclosure to the extent such disclosure relates to any such other Partner or its Affiliates.

9.5 Conflicts of Interest.

(a) Except as expressly provided in Section 9.5(b) and Section 9.5(c), a Partner or an Affiliate of a Partner may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership and specifically including business ventures engaged in the Partnership Business, with no obligation to offer to the Partnership, any other Partner or any Affiliate of another Partner the right to participate therein. The Partnership may transact business with any Partner or Affiliate of a Partner, subject to Sections 7.3(h) and (i). Without limiting the generality of the foregoing, the Partners recognize and agree that the Partners and/or their respective Affiliates currently, or in the future may, subject to Section 9.5(b) and Section 9.5(c), engage in various activities similar or related to the Partnership Business (herein referred to as “Outside Activities”). Subject to Section 9.5(b) and Section 9.5(c), no Partner or Affiliate of a Partner shall be restricted in its right to conduct, individually or jointly with others, for its own account any Outside Activities, and no Partner or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Outside Activities with, the Partnership, any other Partner or any Affiliate of any other Partner, by reason of such Outside Activities.

(b) Notwithstanding anything to the contrary in Section 9.5(a), Regency HIG hereby agrees to be bound by the terms and conditions of that certain AMI Agreement, dated as of the Effective Date, by and among Regency Energy Partners LP, the Partnership and the Alinda Investors (the “AMI Agreement”), and the Partners consent to the Partnership complying with its obligations under the AMI Agreement. For the avoidance of doubt, if the Company elects not to pursue (or is deemed to have elected not to pursue) an AMI Opportunity pursuant to the terms of the AMI Agreement, then Regency HIG (or any of its Affiliates) shall have the right to pursue such AIM Opportunity independently of the Partnership and the other Partners in accordance with the terms of the AMI Agreement.

(c) Notwithstanding anything to the contrary in Section 9.5(a), each of the Partners hereby acknowledges and agrees that no Partner (or any Affiliate of any Partner) shall have the right to pursue or engage in any Partnership Specific Opportunity other than through the Partnership.

9.6 Haynesville Expense Reimbursement. In accordance with the terms of Article 2 of the Contribution Agreement, the Partnership shall distribute to Regency HIG the Pre-Closing Expenditures (as defined in the Contribution Agreement). For the avoidance of doubt, the Partners hereby acknowledge and agree that, for all purposes, the agreed net fair market value of Regency HIG’s Initial Capital Contribution (after giving effect to such distribution) is equal to $400,000,000.

9.7 Haynesville Expansion Cost Overruns. Regency HIG shall contribute to the Partnership an amount equal to any Cost Overruns (as defined in the Contribution Agreement) in accordance with Section 5.5 of the Contribution Agreement. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not issue Regency HIG any GP Units with respect to any Capital Contributions made by Regency HIG pursuant to this Section 9.7.

9.8 Financing. The Partners agree to use good faith and commercially reasonable efforts to cause the Partnership to obtain, following the completion of the Haynesville Expansion Project, financing on reasonable commercial terms in a principal amount of not less than three times Consolidated EBITDA.

9.9 Permitted Investments. Notwithstanding anything to the contrary in this Agreement, the Partnership shall cause all cash Capital Contributions contributed to the Partnership to be invested in Permitted Investments until such cash Capital Contributions are expended by the Partnership in accordance with any Budget, distributed as Available Cash or as otherwise approved by the Management Committee.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following (each a “Dissolution Event”):

(a) notice from the Management Committee to the Partners dissolving the Partnership;

(b) entry of a decree of judicial dissolution of the Partnership under Section 15-801 of the Act;

(c) the sale or abandonment of all or substantially all of the Partnership’s business and assets; or

(d) an event that makes it unlawful for all or substantially all of the business or affairs of the Partnership to be carried on.

10.2 Winding Up and Termination.

(a) On the occurrence of a Dissolution Event, the Management Company (or such other Person as may be designated by the Management Committee) shall serve as liquidator under the supervision of the Management Committee. The liquidator shall proceed diligently to wind up the affairs of the Partnership and to make final distributions as provided in this Agreement and in the Act. The costs of winding up shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership’s properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from the Partnership’s funds all of the indebtedness of the Partnership and other debts, liabilities and obligations of the Partnership or otherwise make adequate provision for the payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Partnership shall be distributed to the Partners as follows:

(1) the liquidator may sell any or all the Partnership’s property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with the provisions of Section 6.2;

(2) with respect to all Partnership property that has not been sold, the Book Value of that property shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property that has not previously been reflected in the Capital Accounts would be allocated among the Partners under Section 6.2 hereof as if there were a taxable disposition of that property for the Book Value of that property on the date of distribution; and

(3) Partnership property (including cash) shall be distributed among the Partners in accordance with Section 6.1(b), and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, the 90th day after the date of the liquidation).

(b) The distribution of cash or property to a Partner in accordance with the provisions of this Section 10.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partner’s property. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

(c) No dissolution or termination of the Partnership shall relieve a Partner from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, all books and records of the Partnership shall be furnished to the liquidator, which shall keep such books and records (subject to review by any Person that was a Partner at the time of dissolution) for a period at least three years. At such time as the liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Partners at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

10.3 Deficit Capital Accounts. No Partner will be required to pay to the Partnership, to any other Partner or to any third party any deficit balance that may exist from time to time in another Partner’s Capital Account.

10.4 Statement of Dissolution. On completion of the distribution of Partnership assets as provided in this Article X, the Partners (or such other Person or Persons as the Act may require or permit) shall file a statement of dissolution with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Partnership. Upon the filing of such statement of dissolution, the existence of the Partnership shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE XI

EXCULPATION AND INDEMNIFICATION

11.1 Exculpation.

(a) No Management Person (solely in such individual’s capacity as a Management Person) shall be liable to the Partnership or to any Partner for any claims, losses, expenses, costs, obligations, liabilities, actions, suits, proceedings, judgments, or settlements, fines, penalties, interests or other amounts (including attorneys’ fees) (whether civil, criminal, administrative or investigative) (collectively, “Claims”) arising or resulting from or relating to the performance of any of such Management Person’s obligations or duties under this Agreement in its capacity as a Management Person, or otherwise attributable to any breach of duty owed by such Management Person (by virtue of being a Management Person) to the Partnership or the Partners, except to the extent such Claims or breach of duty is based upon such Management Person’s fraud, bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, the doing of any act or the failure to do any act by any Management Person, which shall not constitute fraud, bad faith, gross negligence or willful misconduct, the effect of which may cause or result in loss or damage to the Partnership, shall not subject any Management Person to any liability. The Management Persons do not, in any way, guarantee the return of the Partners’ Capital Contributions or a profit for the Partners from the operations of the Partnership. No Management Person shall be responsible to any Partners because of a loss of their investments or a loss in operations, unless the loss shall have been the result of fraud, bad faith, gross negligence or willful misconduct. For the avoidance of doubt, nothing in this Section 11.1 shall be deemed to be a limitation on the Partnership’s indemnification obligations pursuant to the MSA.

(b) In performing its obligations or duties under this Agreement, a Management Person (solely in such individual’s capacity as a Management Person) shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Management Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

11.2 Indemnification.

(a) To the fullest extent permitted by applicable Law, the Partnership shall protect, defend, indemnify and hold harmless each Covered Person from and against all Claims actually and reasonably incurred arising from any and all pending or completed Claims (including negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of Laws or regulatory requirements of any kind) in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Covered Person; provided, that no Covered Person shall be entitled to be indemnified pursuant to this Section 11.2(a) (x) with respect to any criminal proceeding, if such Covered Person had reasonable cause to believe its conduct was unlawful, (y) in respect of any Claim arising from or related to such Covered Person’s fraud, bad faith, gross negligence or willful misconduct or (z) with respect to any Claims by or in the name of the Partnership in respect of any Claims as to which such Covered Person shall have been adjudged to be liable to the Partnership unless and only to the extent that the Delaware Court of Chancery, or other court of appropriate jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity of such expenses which the Delaware Court of Chancery, or other court of appropriate jurisdiction, shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Covered Person acted in a manner contrary to that specified above.

(b) Any amendment, modification or repeal of this Section 11.2 or any provision in this Section 11.2 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 11.2 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

(c) Any indemnification pursuant to this Section 11.2 shall be made only out of the assets of the Partnership, it being agreed that the Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(d) In no event may a Covered Person subject any Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(e) The provisions of this Section 11.2 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

11.3 Indemnification Procedures.

(a) Subject to the other provisions of this Article XI, in the event that any action, suit, claim, demand or proceeding is commenced by a third party involving a Claim (a “Third Party Claim”) in respect of any matter that, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would be subject to indemnification by the Partnership under any provision of Article XI to a Covered Person entitled to such indemnification (an “Indemnified Party”), the Indemnified Party shall promptly deliver written notice to the Partnership of such Third Party Claim describing in reasonable detail (i) the nature of the Third Party Claim, (ii) if practicable, the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim, (iii) the basis of the Indemnified Party’s request for indemnification under this Agreement and (iv) a copy of all papers served with respect to such claim (if any) (the “Claim Notice”). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Partnership is materially prejudiced by such delay or omission.

(b) The Partnership shall have the right to take control of all aspects of the investigation and defense of the Indemnified Party against such Third Party Claim, except that the Indemnified Party’s consent shall be required with respect to taking control of any investigation or defense (i) if the liabilities involved in such proceedings involve any material risk of the sale, forfeiture, or loss of, or the creation of any lien or other encumbrance on, any property of such Indemnified Party or (ii) which could entail a risk of criminal liability to any Indemnified Party. If the Partnership notifies the Indemnified Party that the Partnership elects to assume the defense of the Third Party Claim within 30 days of such Partnership’s receipt of the Claim Notice (such election to be without prejudice to the right of the Partnership to dispute whether such claim is an indemnifiable Claim under this Article XI), then the Partnership shall have the right to defend such Third Party Claim with counsel selected by the Partnership (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Partnership in accordance with this Section 11.3(b). The Partnership shall have full control of such investigation, defense and proceedings, including any compromise or settlement thereof; provided, that the Partnership shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim of all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates; provided, further, that the Partnership shall in no event, without the consent of the Indemnified Party, take or refrain from taking any action that would reasonably be expected to materially impair the indemnification of such Indemnified Party hereunder or would require such Indemnified Party to take or refrain from taking any action or to make any public statement, which such Person reasonably considers materially adversely affect its interests. If requested by the Partnership, the Indemnified Party agrees to cooperate reasonably with the Partnership, at the Partnership’s cost and expense, and its counsel in contesting any Third Party Claim which the Partnership elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any investigation, defense or settlement of any Third Party Claim controlled by the Partnership pursuant to this Section 11.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Partnership does not notify the Indemnified Party within 30 days of such Partnership’s receipt of the Claim Notice that the Partnership elects to take control of the investigation and defense of the Indemnified Party pursuant to Section 11.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the consent of the Partnership of such proposed settlement (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim of all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Partnership or its Affiliates. The Partnership may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c), and the Partnership shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article XI, a claim for indemnification by any Indemnified Party for any matter not involving a Third Party Claim shall be asserted by delivery of a Claim Notice to the Partnership promptly after such Indemnified Party becomes aware of the facts or circumstances giving rise to such claim.

11.4 Expenses. To the fullest extent permitted by applicable Law, if the Partnership does not elect to take control of the investigation and defense of an Indemnified Party pursuant to Section 11.3(b), reasonable expenses (including legal fees) incurred by such Indemnified Party in defending any indemnified Third Party Claim pursuant to Section 11.3(c) shall, from time to time, be advanced by the Partnership to such Indemnified Party at reasonable intervals prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall be finally determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified as authorized in Section 11.2.

11.5 Insurance. As of the Effective Date the Partnership will cause the Management Company to provide insurance of the types, limits and coverages described on Exhibit G and shall use commercially reasonable efforts to maintain such insurance after the Effective Date, except to the extent the Management Committee decides to obtain and maintain other insurance (or not maintain insurance). The Partnership may enter into indemnity contracts with Covered Persons and such other Persons as the Management Committee shall determine and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 11.3 and containing such other procedures regarding indemnification as are appropriate.

11.6 Acts Performed Outside the Scope of the Partnership. Each Partner (each Partner in such capacity, an “Indemnitor”) shall indemnify, defend, save and hold harmless each other Partner (an “Indemnitee”) from any and all Claims actually and reasonably incurred that shall or may arise by virtue of any act or thing done or omitted to be done by the Indemnitor (directly or through agents or employees) outside the scope of, or in breach of, the terms of this Agreement; provided, however, that the Indemnitor shall be properly notified of the existence of the Claim, and shall be given reasonable opportunity to cure any act or omission causing liability, and shall be entitled to participate in the defense thereof. The Indemnitee’s failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice arising therefrom.

11.7 Attorneys’ Fees. All of the indemnities provided in this Agreement shall include reasonable attorneys’ fees, including appellate attorneys’ fees and court costs.

11.8 Subordination of Other Rights to Indemnity. The interests of the Partners (if any) in any proceeds of the Partnership by way of repayment of loans, return of any Capital Contributions, or any distributions from the Partnership, shall be subordinated to the right of Partners to the indemnities provided by this Article XI.

11.9 Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Partner’s ceasing to be a Partner hereunder.

11.10 Reimbursement Obligation. Notwithstanding anything to the contrary in this Agreement, if any Partner (a “Reimbursed Partner”) actually pays or incurs any liability of the Partnership as a result of such Reimbursed Partner being jointly and severally liable for the Partnership’s obligations by operation of Law or otherwise (other than any liability arising from any breach of this Agreement by such Reimbursed Partner), then such Reimbursed Partner may deliver a notice to each other Partner (each, a “Reimbursing Partner”) setting forth in reasonable detail the nature of such liability and the costs actually paid or incurred by such Reimbursed Partner (the “Reimbursable Costs”). Promptly after receipt of any such notice, each Reimbursing Partner shall reimburse the Reimbursed Partner for such Reimbursing Partner’s pro rata share of the Reimbursable Costs (based on the Partners’ respective Sharing Ratios at the time such Reimbursable Costs are paid or incurred).

ARTICLE XII

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Representations, Warranties and Covenants. Each Partner hereby severally (and not jointly and severally) as to itself only represents, warrants and covenants to the Partnership and the other Partners as follows:

(a) The Partner understands that the purpose of the Partnership is to engage in the Partnership Business. The Partner has read and is familiar with, and has been given full and complete access to, information, financial or otherwise, regarding the Partnership and has utilized such access to the Partner’s satisfaction and has obtained any other relevant information the Partner has sought. The Partner has been given the opportunity to ask questions of, and receive answers from, the Partnership concerning the terms and conditions of, and other matters pertaining to, its purchase and ownership of the GP Units.

(b) The Partner has read this Agreement and understands that the GP Units being acquired by the Partner will be governed by the terms of this Agreement. The Partner agrees to be bound, in all respects, by the terms of this Agreement.

(c) The Partner has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of acquiring and owning the GP Units. The Partner is able to bear the economic risk of a total loss of the value of the GP Units.

(d) The Partner is acquiring the GP Units for its own account and not with a view to, or for, resale in connection with any distribution thereof. The Partner understands and acknowledges that the GP Units are not securities and the sale of the GP Units has not been registered under the Securities Act or under state securities laws. In addition, the Partner acknowledges that the GP Units are subject to restrictions on transferability in this Agreement that will make it difficult for the Partner to Transfer the GP Units. The Partner further understands that any certificates representing the GP Units may contain legends restricting the Transfer of the GP Units.

(e) The Partner is fully authorized and qualified to become a Partner of the Partnership and is authorized to make the Initial Capital Contribution to the Partnership, and the person executing this Agreement on the Partner’s behalf has been duly authorized to do so.

(f) The Partner understands and acknowledges that (i) the Partnership may need to raise additional capital from time to time in order to engage in the Partnership Business and achieve any other objectives and goals that may be established for the Partnership by the Management Committee, (ii) the Partnership may raise additional capital by selling GP Units to one or more Partners or other Persons in accordance with the terms of this Agreement, (iii) the Partner has no right to participate in any future offering, or to buy any additional GP Units that may be issued, by the Partnership except to the extent set forth in this Agreement, and (iv) the Partner’s Sharing Ratio in the Partnership may be diluted as a result of any such sale of additional GP Units.

(g) The Partner will indemnify and hold harmless the Partnership and its MC Members, officers, Partners and Affiliates, and any other Person who controls or is controlled by any of them, against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees, arising out of or based upon any false representation or warranty or any breach by the Partner of any term or condition contained in this Article XII.

(h) All of the information provided to the Partnership by the Partner and all of the Partner’s representations and warranties are true and correct as of the date of this Agreement. The Partner’s representations, warranties and covenants shall survive the delivery of the Partner’s Capital Contribution.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Offset. Whenever the Partnership is to pay any sum to any Partner or former Partner, any amounts that a Partner or former Partner owes the Partnership may be deducted from that sum before payment.

13.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Partner to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Schedule 1 or such other address as that Partner may specify by notice to the other Partners. Any notice, request or consent to the Partnership must be given to all of the Partners. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3 Entire Agreement. This Agreement and any other agreements expressly mentioned in this Agreement constitute the entire agreement of the Partners and their respective Affiliates relating to the Partnership and supersede all prior contracts or agreements with respect to the Partnership, whether oral or written.

13.4 Waivers. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5 Amendment or Restatement. Except as expressly set forth herein, this Agreement (including the Exhibits and Schedules) may be amended or restated only by a written instrument adopted, executed and agreed to by all of the Partners. The Certificate may be amended or restated only with the approval of all of the Partners.

13.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns.

13.7 Governing Law; Jurisdiction. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. A PARTNER AND THE PARTNERSHIP MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN A FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN WILMINGTON, DELAWARE. EACH PARTNER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON-CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN ANY SUCH RESPECTIVE JURISDICTION.

13.8 Severability. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a partnership agreement (or otherwise by agreement of the partners of a partnership), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Partner or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Partners or circumstances is not affected thereby, and (b) the Partners shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Partners in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

13.9 Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Partners (and each Affiliate and Person acting on behalf of any Partner) agree that each Partner (and each employee, representative, and other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Partner or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

13.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.11 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

13.12 No Third Party Beneficiary. Except as provided in Section 11.2(e) or otherwise explicitly set forth in this Agreement, nothing contained in this Agreement is intended, or shall be deemed, to benefit any third party or creditor of the Partnership.

13.13 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile counterparts), each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

13.14 Reliance on Counsel. Each of the Partners agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and that it has executed the same upon the advice of such independent counsel. Each Partner and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Partners and may not be construed against any Partner by reason of its preparation. Therefore, the Partners waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Signature Page Follows

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth in this Agreement.

REGENCY HAYNESVILLE INTRASTATE GAS LLC

By: Regency Gas Services LP, its sole member
By: Regency OLP GP LLC, its general partner

By:
Name:
Title:

EFS HAYNESVILLE, LLC

By:	EFS Equity Holdings, LLC, its Managing Member
By:	Aircraft Services Corporation, its Managing Member

By:
Name:
Title:

ALINDA GAS PIPELINE I, L.P.

By:	Alinda Gas Pipeline I GP LLC, its General Partner

By:
Name:
Title:

ALINDA GAS PIPELINE II, L.P.

By:	Alinda Gas Pipeline II GP LLC, its General Partner

By:
Name:
Title:

Signature Page

RIGS Haynesville Partnership Co. Amended and Restated Partnership Agreement

SCHEDULE 1

PARTNERS; GP UNITS; CAPITAL CONTRIBUTIONS

Partner	Initial Capital Contribution	Total Capital Contributions	GP Units	Sharing Ratio
Regency Haynesville Intrastate Gas LLC 2001 Bryan Street Suite 3700 Dallas, Texas 75201 Attention: Chief Legal Officer Facsimile: 214-750-1749 Telephone: 214-750-1771	$400,000,000	$400,000,000	400,000	38%

EFS Haynesville, LLC c/o GE Energy Financial Services 800 Long Ridge Road Stamford, CT 06927 Attention: General Counsel Facsimile: 203-357-6632 Telephone: 203-357-4151	$126,500,000	$126,500,000	126,500	12%

Alinda Gas Pipeline I, L.P. c/o Alinda Capital Partners LLC 150 East 58th Street 39th Floor New York, NY 10155 Attention: General Counsel with copy to: c/o Alinda Capital Partners LLC 150 East 58th Street 39th Floor New York, NY 10155 Attention: Sanjay Khettry Facsimile: 212-838-6480 Telephone: 212-838-6400	$308,531,000	$308,531,000	308,531	29.3%

Alinda Gas Pipeline II, L.P. c/o Alinda Capital Partners LLC 150 East 58th Street 39th Floor New York, NY 10155 Attention: General Counsel with copy to: c/o Alinda Capital Partners LLC 150 East 58th Street 39th Floor New York, NY 10155 Attention: General Counsel Attention: Alex Black Facsimile: 212-838-6480 Telephone: 212-838-6400	$217,969,000	$217,969,000	217,969	20.7%

SCHEDULE 2

INITIAL MC MEMBERS

MC Member Designated by GE Investor

Mark Mellana

MC Member Designated by Regency HIG

Pat Giroir

MC Member Designated by Alinda Investor 1

Sanjay Khettry

MC Member Designated by Alinda Investor 2

Alex Black

SCHEDULE 3(a)

INITIAL OFFICERS

Name	Title
Executive Vice Presidents
L. Patrick Giroir	Executive Vice President
Dennie Dixon	Executive Vice President
Brian Reese	Executive Vice President
Chris D. Rozzell	Executive Vice President

Functional Vice Presidents
Martin Anthony	Vice President, Business Development
Ramon Suarez	Vice President, Treasury Service
Jay Ford	Vice President, Right-of-Way
David L. Johnson	Vice President, Operations

Other Vice Presidents
Troy Sturrock	Vice President
Francie Kilborne	Vice President
Deena Jordan	Vice President

SCHEDULE 3(b)

DELEGATION OF AUTHORITY TO OFFICERS

The delegation of authority set forth in this Schedule 3(b) applies to the Partnership and each of its subsidiaries, including all their operating units and divisions. For this purpose, subsidiaries shall mean each legal entity controlled directly or indirectly by the Partnership through ownership, by contract, or otherwise. All actions taken by any officer in accordance with this Schedule 3(b) and the terms of this Agreement shall constitute actions of the Partnership.

Expenditure Authority

(i) General Expenditure Authority:

Subject to Section 7.1(b) of this Agreement, each officer is hereby delegated the following authority to expend the Partnership’s funds in the name and on behalf of the Partnership and/or its subsidiaries as provided below, provided the same is in furtherance of the Partnership Business and is within a then-current Budget; provided, that such officer may expend funds in excess of a then-current Budget in cases of Emergency to the extent set forth in Section (ii) of this Schedule 3(b) below:

	Authorization for Capital Expenditures (“AFEs”) per AFE	Expenditures related to Approved AFEs per Commitment	Expenses and Commitments other than AFEs per Commitment	Gas Sales/ Purchases per Contract	Sale or Disposal of Fixed Assets per Transaction	Firm Transportation Revenue Contracts per Contract	Issuance of Letters of Credit and Parental Guarantees per Letter of Credit or Guarantee	Drawing Down Revolver Debt per Draw Down
Executive Vice Presidents	up to $1 million(1)	up to $2.5 million(1)	up to $250,000(1)(2)	up to 35,000 MMBtu/d(1)	up to $100,000(1)	up to 30,000 MMBtu/d(1)	up to $2 million(1)	up to $10 million(1)
Vice President, Business Development	—	—	up to $25,000	up to 35,000 MMBtu/d	—	up to 30,000 MMBtu/d	—	—
Vice President, Treasury Services	—	—	up to $25,000	—	—	—	up to $2 million	up to $10 million
Vice President, Right-of-Way	—	up to $25,000(3)-		—	—	—	—	—
Vice President, Operations and Vice President, Construction	up to $100,000	up to $500,000	up to $100,000	—	—	—	—	—
Other Vice Presidents	up to $10,000	up to $25,000	up to $25,000	—	—	—	—	—

Notes:

(1)	Each Executive Vice President may delegate its authority to make such expenditures to the following employees of the Management Company as follows: (i) managers, supervisors, engineers and the general accounting manager of Management Company may be delegated expenditure authority up to $25,000, and (ii) all other supervisors and professional staff of the Management Company may be delegated expenditure authority up to $10,000.
(2)	In addition to the general authorization to expend up to $250,000 with respect to any expenses or commitments other than AFEs, each Executive Vice President has the authority to pay or caused to be paid, in the name and on behalf of the Partnership, any amounts due and payable by the Partnership under the MSA (including the G&A Payment (as defined in the MSA), any Third Party Expenses (as defined in the MSA) and any Reimbursable Personnel Expenses (as defined in the MSA)).
(3)	Limited to purchases of right-of-way only.

(ii) Expenditure Authority in case of Emergency:

In cases of an Emergency, the expenditures of an officer may exceed a then-current Budget to the extent required to proceed with maintenance or repair work necessary to keep the Partnership’s natural gas transportation and storage assets operating or to restore such facilities to operating condition or to minimize damage to property or to minimize the risk of injury or death to Persons, without necessity for consent of the Management Committee; provided that the foregoing shall not affect the expenditure limits of individual officers for individual items set forth in the table in Section (i) of this Schedule 3(b) above. For purposes of this Agreement, an “Emergency” shall be a sudden or unexpected event which causes, or risks causing, material property damage to the Partnership’s natural gas transportation or storage assets, or death or injury to any Person, which is of such a nature that a response cannot, in the reasonable discretion of the applicable officer, await the decision of the Management Committee.

Other Authority

Subject to Section 7.1(b) of this Agreement and the expenditure authority limits set forth above, each Executive Vice President is hereby delegated the authority, and authorized, to take, in the name and on behalf of the Partnership and its subsidiaries, any and all actions relating to the conduct of the Partnership Business in the ordinary course, including causing the Partnership or any of its subsidiaries to enter into any contract or agreement, causing the Partnership or any of its subsidiaries to make any necessary regulatory filings, communicating with the any counterparty to any contract or agreement entered into by the Partnership or any of its subsidiaries and causing the Partnership or any of its subsidiaries to exercise its rights and fulfill its obligations under any contract or agreement entered into by the Partnership or any of its subsidiaries.

Subject to Section 7.1(b) of this Agreement and the expenditure authority limits set forth above, each officer is hereby delegated the authority, and authorized, to take, in the name and on behalf of the Partnership and its subsidiaries, any and all actions necessary in connection with any expenditures expended by such officer in accordance with the expenditure authority delegated to such officer in accordance with this Schedule 3(b). In addition, each such officer may delegate the authority to take any such actions (other than the authority to make expenditures) to any other officer.

SCHEDULE 4

INITIAL SENIOR MANAGEMENT TEAM

Name
L. Patrick Giroir
Martin Anthony
Brian Reese

EXHIBIT A

FORM OF MASTER SERVICES AGREEMENT

See attached.

EXHIBIT B

AREA OF MUTUAL INTEREST

See attached.

EXHIBIT C

HAYNESVILLE EXPANSION PROJECT

The Haynesville Expansion Project is an expansion of the existing pipeline system indirectly owned by the Partnership that is located in North Louisiana. The project is expected to add 128 miles of pipeline to the existing pipeline system. Specifically, the Bienville Loop Pipeline will add 28 miles of pipeline, the Elm Grove Pipeline will add 23 miles of pipeline and the Winnsboro Loop Pipeline will add 77 miles of pipeline. The additional pipeline will range in diameter from 36 to 42 inches with the Bienville Loop and the Elm Grove Pipeline each expected to have a diameter of 36 inches and with the Winnsboro Pipeline expected to have a diameter of 42 inches. The project is expected to add approximately 14,200 horsepower of compression at the Elm Grove and Haughton Stations and approximately 1.1 Bcf/d of capacity to the existing pipeline system. The project is expected to be completed in one phase by the end of the first quarter of 2010. The estimated total cost of construction of the project is $653 million.

EXHIBIT D

TRANSFER RIGHTS

Capitalized terms used in this Exhibit D that are not defined in this Exhibit shall have the meanings given to them in the Second Amended and Restated General Partnership Agreement to which this Exhibit D is attached. Unless the context requires otherwise, all references in this Exhibit to Sections refer to the Sections of this Exhibit.

1. General Rules.

(a) No Partner may Transfer all or any portion of its GP Units other than in accordance with the terms of this Exhibit D, and any attempted Transfer that is not in accordance with this Exhibit D shall be, and is hereby declared, null and void ab initio.

(b) No Partner shall Transfer all or any of his or its GP Units or permit an indirect transfer of GP Units if such Transfer or indirect transfer would (i) subject the Partnership to the reporting requirements of the Exchange Act, (ii) subject the Partnership to the registration requirements, under the Securities Act or any applicable state securities law or violate any applicable Laws regulating the transfer of securities, (iii) cause the Partnership to be deemed to be an “investment company” under the Investment Company Act, (iv) cause the Partnership to lose its status as a partnership for federal income tax purposes or cause the Partnership to be classified as a “publicly traded partnership” within the meaning of Code Section 7704 or (v) be in violation of any Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective Sept. 24, 2001 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(c) The Partners agree that a breach of the provisions of this Exhibit D may cause irreparable injury to the Partnership and the Partners for which monetary damages (or other remedies at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (ii) the uniqueness of the Partnership’s business and the relationship among the Partners. Accordingly, the Partners agree that the provisions of this Exhibit D may be enforced by specific performance.

2. Transfer Restrictions.

(a) No Partner may Transfer (other than pursuant to a Permitted Transfer) a portion of its GP Units that is less than 5% of all of the issued and outstanding GP Units; provided, that if a Partner owns less than 5% of all the issued and outstanding GP Units, such Partner may Transfer all (but not less than all) of its GP Units, subject to, and in accordance with, the other provisions of this Exhibit D.

(b) No Partner may Transfer (other than pursuant to a Permitted Transfer) all or any portion of its GP Units to any Person for any type of consideration other than cash, cash equivalents or readily marketable securities, without the prior written consent of each of the other Partners in their Sole Discretion.

(c) Subject to the other provisions of this Exhibit D (including the right of first offer set forth in Section 3 of this Exhibit D), prior to the third anniversary of the Effective Date, no Partner may Transfer (other than pursuant to a Permitted Transfer or pursuant to Transfer in connection with the foreclosure (or in lieu of foreclosure) of any pledge, hypothecation, or encumbrance of any GP Units for security purposes) all or any portion of its GP Units without the prior written consent of each of the other Partners in their Sole Discretion.

(d) Subject to the other provisions of this Exhibit D (including the right of first offer set forth in Section 3 of this Exhibit D), at any time on or after the third anniversary of the Effective Date, a Partner may Transfer all or any portion of its GP Units to any Person without the consent of the Partnership or any other Partner.

3. Right of First Offer.

(a) If any Partner desires to Transfer all or any portion of its GP Units to any Person (other than pursuant to a Permitted Transfer) or is subject to a demand or request to Transfer all or any portion of its GP Units to any Person in connection with the foreclosure (or in lieu of foreclosure) of any pledge, hypothecation, or encumbrance of its GP Units, then such Partner (the “Disposing Partner”) shall promptly give written notice (a “Disposition Notice”) to the other Partners (such other Partners, the “ROFO Partners”) that such Disposing Partner desires to effect such a Transfer and setting forth the portion of GP Units proposed to be transferred by the Disposing Partner (the “Sale GP Units”), the amount of consideration that such Disposing Partner proposes to be paid for such Sale GP Units (the “Sale Price”) and any other material terms sought by the Disposing Partner. The delivery of a Disposition Notice shall constitute an offer by the Disposing Partner to sell to the ROFO Partners the Sale GP Units at the Sale Price in accordance with the terms of this Section 3.

(b) Upon receipt of the Disposition Notice, each ROFO Partner may exercise the right of first offer with respect to all or any portion of the Sale GP Units by delivering a written notice to the Disposing Partner and the other ROFO Partners within 20 Business Days after the receipt of the ROFO Partners Notice (such 20-Business Day period being referred to herein as the “ROFO Partners Election Period”) setting forth the amount of the Sale GP Units such ROFO Partner is electing to purchase, up to its pro rata share (based on the relative Sharing Ratios of the ROFO Partners as of the date of such determination) plus any additional portion of the Sale GP Units it desires to purchase in excess of its pro rata share (the “ROFO Over-Allotment Amount”) if other ROFO Partners do not exercise all or any portion of their rights hereunder. The right of each ROFO Partner to purchase Sale GP Units in excess of its pro rata share shall be based on the relative Sharing Ratios of the ROFO Partners desiring to purchase ROFO Over-Allotment Amounts (or in such other manner as all of the ROFO Partners who elect to exercise the right of first offer (the “Exercising ROFO Partners”) agree to allocate the right to purchase among themselves).

(c) The closing of the purchase and sale of the Sale GP Units to the Exercising ROFO Partners shall occur no later than the 20th Business Day following the end of the ROFO Partners Election Period unless the Exercising ROFO Partners and the Disposing Partner otherwise agree in writing. At the closing, each of the Exercising ROFO Partners shall deliver to the Disposing Partner cash (by wire transfer in immediately available funds) in the amount of the Sale Price applicable to the Sale GP Units to be purchased by such Exercising ROFO Partner, and the Disposing Partner shall represent and warrant to each of the Exercising ROFO Partners pursuant to a written agreement delivered at such closing that the Disposing Partner owns such Sale GP Units free and clear of all liens, encumbrances and adverse claims, and shall deliver to each of the Exercising ROFO Partners, as applicable, executed transfer instruments as are deemed reasonably necessary by the Management Committee for the proper transfer of such Sale GP Units on the books of the Partnership. The Disposing Partner and the Exercising ROFO Partners shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Notwithstanding the foregoing, any such closing shall be delayed, to the extent required, to obtain any necessary governmental approvals, waivers and consents required for the closing (including any approvals under the HSR Act); provided, that if such approval, waiver or consent is required by any Exercising ROFO Partner to consummate such closing and such approval, waiver or consent is not obtained within 40 Business Days following the end of the ROFO Partners Election Period, then the Exercising ROFO Partners shall be deemed to have rejected the offer to purchase any of the Sale GP Units and no Exercising ROFO Partner shall be deemed to have breached any obligation to purchase any portion of the Sale GP Units.

(d) If the ROFO Partners fail to notify the Disposing Partner prior to the expiration of the ROFO Partners Election Period of their election to acquire all of the Sale GP Units pursuant to any Disposition Notice, then the ROFO Partners shall be deemed to have rejected the offer to purchase any of the Sale GP Units. If the ROFO Partners are deemed to have rejected the offer to purchase any of the Sale GP Units, the Disposing Partner shall be free to Transfer all of the Sale GP Units to any Person during the 90-Business Day period following the expiration of the ROFO Partners Election Period; provided, that the consideration and other terms offered by the Disposing Partner shall be no more favorable to the transferee taken as a whole than those offered in the Disposition Notice. If the consideration constituting the Sale Price includes any readily marketable securities, then, for purposes of this Section 3, the cash value of such readily marketable securities shall be deemed to be an amount equal to (i) in the case of securities that are primarily traded on a National Securities Exchange (other than The Nasdaq Stock Market, Inc.), the average of their last sale prices, regular way, as reported in the principal consolidated transaction reporting system of such National Securities Exchange on each trading day during the 21 trading-day period ending immediately prior to the date of the determination, or if no sales occurred on any such day, the mean between the closing “bid” and “asked” prices on such day and (ii) if the principal market for such securities is, or is deemed to be, in the over-the-counter market or The Nasdaq Stock Market, Inc., the average of their closing sale prices on each trading day or, if not so quoted, the mean between their closing “bid” and “asked” prices on such day during the 21 trading-day period ending immediately prior to the date of the determination, as published by The Nasdaq Stock Market, Inc., in the case of securities primarily traded on The Nasdaq Stock Market, Inc., or the FINRA/NASDAQ Trade Reporting Facility or such other system then in use, in the case of a principal market that is the over-the-counter market, or if such price is not so published on any such day, the mean between their closing “bid” and “asked” prices, if available, on any such day, which prices may be obtained from any professional market maker making a market in such securities, or any reputable pricing service, broker or dealer. For purposes of this Section 3, “National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute. Any Sale GP Unit not sold during such 90-Business Day period shall be subject again to right of first offer set forth in this Section 3.

4. Co-Sale (Tag-Along) Rights.

(a) The remaining provisions of this Section 4 shall not apply to a Permitted Transfer.

(b) If any Partner (the “Co-Sale Seller”) desires to Transfer all or a portion of its GP Units that is equal to or greater than 20% of the GP Units held by such Co-Sale Partner (the “Proposed Co-Sale Transfer”), then such Co-Sale Seller shall offer (the “Co-Sale Offer”) to include in the Proposed Co-Sale Transfer the GP Units owned and designated by any other Partner on the same terms as the Co-Sale Seller, in each case, according to the remaining terms of this Section 4.

(c) The Co-Sale Seller shall give written notice to each other Partner (the “Co-Sale Notice”) at least 20 Business Days prior to the scheduled closing of the Proposed Co-Sale Transfer or, if earlier, on the date any applicable purchase agreement is signed. The Co-Sale Notice shall specify the proposed transferee (the “Co-Sale Buyer”), the GP Units proposed to be Transferred as part of the Proposed Co-Sale Transfer, the amount and type of consideration to be received therefor and the place and date on which the Transfer is to be consummated and shall include a complete and accurate copy of the applicable purchase agreement.

(d) If a Partner (a “Co-Sale Electing Partner”) wishes to accept the Co-Sale Offer and participate in the Proposed Co-Sale Transfer, such Co-Sale Electing Partner must notify the Co-Sale Seller no later than ten Business Days following the date the Co-Sale Seller gives the Co-Sale Notice. Each Co-Sale Electing Partner may, unless otherwise agreed by each other Co-Sale Electing Partner and the Co-Sale Seller, elect to Transfer to the Co-Sale Buyer a portion of such Co-Sale Electing Partner’s GP Units up to an amount equal to the product of (i) the aggregate number of GP Units that the Co-Sale Buyer desires to purchase, multiplied by (ii) a fraction, the numerator of which shall be the number of GP Units held by such Co-Sale Electing Partner and the denominator of which shall be the aggregate number of GP Units held by all of the Co-Sale Electing Partners and the Co-Sale Seller. The number of GP Units that may be sold by the Co-Sale Seller to the Co-Sale Buyer shall be reduced by the aggregate number of GP Units that the Co-Sale Electing Partners elect to Transfer hereunder. Each Co-Sale Electing Partner shall participate in the Proposed Co-Sale Transfer upon the same terms and conditions as the Co-Sale Seller. The closing date of the Proposed Co-Sale Transfer will be the date specified in the Co-Sale Notice. Notwithstanding the foregoing, such closing date shall be delayed, to the extent required, to obtain any necessary governmental approvals, waivers and consents required for the closing (including any approvals under the HSR Act); provided, that if such approval, waiver or consent is required by any Co-Sale Electing Partner to consummate such closing and such approval, waiver or consent is not obtained within 40 Business Days after the closing date set forth in the Co-Sale Notice, then such Co-Sale Electing Partner shall be deemed to have rejected the offer to participate in the Proposed Co-Sale Transfer and such Co-Sale Electing Partner shall not be deemed to have breached any obligation to participate in such Proposed Co-Sale Transfer.

5. Dispositions of Upper Tier Entities.

(a) If at any time an Indirect Transfer occurs with respect to any Partner (any such Partner, a “Transferred Partner”), then, as of the date of such Indirect Transfer, such Transferred Partner shall be deemed to have offered to each other Partner the right to purchase all of such Transferred Partner’s GP Units (the “Indirect Transfer GP Units”) for an amount equal to the FMV (or with respect to an Indirect Transfer that occurs prior to the third anniversary of the Effective Date (other than an Indirect Transfer occurring prior to the third anniversary of the Effective Date as a result of the foreclosure (or in lieu of foreclosure) of any pledge, hypothecation, or encumbrance of any interests in any Person that Controls such Transferred Partner), 90% of the FMV) of such Indirect Transfer GP Units (the “Indirect Transfer Sale Price”). The Transferred Partner shall notify the Partnership in writing of any such Indirect Transfer promptly after the occurrence thereof. The Partnership shall promptly notify each Partner after it receives notice of any such Indirect Transfer (the “Indirect Transfer Notice”). Each other Partner shall have the right, but not the obligation, to purchase the Indirect Transfer GP Units pursuant to the following terms:

(i) Upon receipt of the Indirect Transfer Notice, each non-Transferred Partner may exercise the right of first offer with respect to all or any portion of the Indirect Transfer GP Units by delivering a written notice to the Transferred Partner and the Partnership and the other non-Transferred Partners within ten Business Days after the receipt of such notice (such ten-Business Day period being referred to herein as the “Indirect Transfer Election Period”) setting forth the amount of such Indirect Transfer GP Units such non-Transferred Partner is electing to purchase (the “Indirect Transfer Participating Partner”), up to its pro rata share (based on the relative Sharing Ratios of the non-Transferred Partners as of the date of such Indirect Transfer) plus any additional portion of such Indirect Transfer GP Units it desires to purchase in excess of its pro rata share (the “Indirect Transfer Over-Allotment Amount”) if the other non-Transferred Partners do not exercise all or any portion of their rights hereunder. The right of each Indirect Transfer Participating Partner to purchase Indirect Transfer GP Units in excess of its pro rata share shall be based on the relative Sharing Ratios of the Indirect Transfer Participating Partners desiring to purchase Indirect Transfer Over-Allotment Amounts (or in such other manner as all of the Indirect Transfer Participating Partners agree to allocate the right to purchase among themselves).

(ii) If the non-Transferred Partners fail to notify the Transferred Partner and the Partnership prior to the expiration of the Indirect Transfer Election Period of their election to acquire all of the Indirect Transfer GP Units, then the other Partners shall be deemed to have rejected the offer to purchase any of the Indirect Transfer GP Units, and the Management Committee shall designate reasonably and in good faith the new Ultimate Parent of such Transferred Partner.

(iii) The closing of the purchase and sale of the Indirect Transfer GP Units shall occur no later than the 20th Business Day following the end of the Indirect Transfer Election Period unless the Transferred Partner and each of the Indirect Transfer Participating Partners otherwise agree in writing. At the closing, each Indirect Transfer Participating Partner shall deliver to the Transferred Partner cash (by wire transfer in immediately available funds) in the amount of the Indirect Transfer Sale Price applicable to the Indirect Transfer GP Units to be purchased by such Indirect Transfer Participating Partner, and the Transferred Partner shall represent and warrant to each of the Indirect Transfer Participating Partners pursuant to a written instrument to be delivered at such closing that the Transferred Partner owns such Indirect Transfer GP Units free and clear of all liens, encumbrances and adverse claims, and shall deliver to each of the Indirect Transfer Participating Partners, as applicable, executed transfer instruments as are deemed reasonably necessary by the Management Committee for the proper transfer of such Indirect Transfer GP Units on the books of the Partnership. The Transferred Partner and the other Partners shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Notwithstanding the foregoing, any such closing shall be delayed, to the extent required, to obtain any necessary governmental approvals, waivers and consents required for the closing (including any approvals under the HSR Act); provided, that if any such approval, waiver or consent is required by any Indirect Transfer Participating Partner to consummate such closing and such approval, waiver or consent is not obtained within 40 Business Day following the end of the Indirect Transfer Election Period, as applicable, then the non-Transferred Partners shall be deemed to have rejected the offer to purchase any of the Indirect Transfer GP Units and no non-Transferred Partner shall be deemed to have breached any obligation to purchase any Indirect Transfer GP Units.

(b) Each Partner hereby makes, constitutes and appoints the Partnership as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Partnership in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such Partner in this Section 5 if such Partner is deemed to be a Transferred Partner. Each Partner hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Partner’s obligations and agreements pursuant to this Section 5 as fully as such Partner might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to this Section 5(b) is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Partner.

6. Conditions to Transfers.

(a) As a condition to any Transfer permitted under the Agreement (including Permitted Transfers), any transferee of GP Units shall be required to become a party to the Agreement by executing an adoption agreement in the form attached as Annex 1 to this Exhibit D (an “Adoption Agreement”). If any Person acquires GP Units from a Partner in a Transfer, notwithstanding such Person’s failure to execute an Adoption Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person and such GP Units shall be subject to the Agreement as if such GP Units were still held by the transferor.

(b) No GP Units may be Transferred by a Person unless the transferee first delivers to the Partnership, at the transferring Partner’s sole cost and expense, evidence reasonably satisfactory to the Partnership (such as an opinion of counsel) to the effect that such Transfer is not required to be registered under the Securities Act; provided, that the Partnership, with the approval of the Management Committee, may waive the requirements of this Section 6(b).

7. Cooperation. Subject to the other terms of this Exhibit D, if any Partner with a Sharing Ratio of more than 10% (or in the case of the Alinda Investors only, a combined Sharing Ratio of more than 10%) desires to Transfer (and is permitted to do so in accordance with terms of the Agreement and this Exhibit D) any GP Units held thereby, at the request thereof, the Partnership and the subsidiaries will cooperate in all reasonable respects to assist such Partner with such proposed Transfer, which cooperation will include the Partnership and the subsidiaries’ furnishing the proposed transferee information, including confidential information, about the Partnership and the subsidiaries and making the Partnership’s and the Subsidiaries’ executive personnel and site managers available to answer questions; provided, the Partnership and the subsidiaries shall not be required to furnish confidential information to the proposed transferee until the proposed transferee has entered into a customary non-disclosure agreement in form satisfactory to the Partnership. The requesting Partner shall reimburse the Partnership for its reasonable out-of-pocket expenses incurred in connection with the cooperation provided by the Partnership pursuant to this Section 7.

8. Regulatory Requirements. Notwithstanding anything else set forth herein to the contrary, in the event of any reasonable determination in good faith by a Partner that, by reason of any existing or future Law or any other federal or state rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Partner is effectively restricted or prohibited from holding any of the GP Units then held by such Partner, the Partnership and the other Partners shall use reasonable good faith efforts to take such action as they may determine is reasonably necessary and appropriate to permit such Partner to transfer the GP Units to an Affiliate to comply with such Regulatory Requirement. All such actions shall be taken at the expense of such Partner. The Partner shall give written notice to the Partnership of any reasonable determination by it hereunder and the transfer it believes may be necessary or appropriate to permit it to comply with such Regulatory Requirement.

9. Fair Market Value. For purposes of this Exhibit D, “FMV” means, with respect to any GP Units redeemed or Transferred pursuant to Section 5 as a result of an Indirect Transfer, the fair market value of such GP Units as determined (in accordance with this Section 9) by an independent appraiser of nationally recognized standing selected by the Management Committee (provided, that any MC Member designated by the applicable Transferred Partner shall not be entitled to participate in any decision by the Management Committee to select such appraiser); provided, however, that if the applicable Indirect Transfer occurred as a result of a bona fide arms’ length transaction transfer, sale or assignment of all of the interests in a Person whose principal assets were the applicable GP Units and the only consideration paid for such interests was cash or cash equivalents, then the aggregate FMV of the applicable GP Units shall be the amount of consideration paid for such interests pursuant to such transfer, sale or assignment. The independent appraiser selected by the Management Committee shall determine the FMV of any GP Units in accordance with the following principles: (i) fair market value shall mean the price at which the GP Units being redeemed or Transferred would change hands between a willing buyer and willing seller, neither being under any compulsion and both having reasonable knowledge of the relevant facts and (ii) the presence or absence of voting or control rights and any other relevant discounts shall be considered. The FMV of any GP Units shall be determined as of whichever of the following dates results in the lowest FMV for such GP Units: (x) the date of the applicable Indirect Transfer or (y) the date the Partnership first receives written notice from the applicable Transferred Partner of the applicable Indirect Transfer.

ANNEX 1

FORM OF ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption Agreement”) is executed as of                      pursuant to the terms of the Second Amended and Restated General Partnership Agreement of RIGS Haynesville Partnership Co. dated as of [            ], 2009, and the Schedules and Exhibits thereto, as amended or restated from time to time, a copy of which is attached hereto (the “Partnership Agreement”), by the transferee (“Transferee”) executing this Adoption Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain [describe GP Units acquired] having a Sharing Ratio equal to         %, subject to the terms and conditions of the Partnership Agreement. Capitalized terms used herein without definition are defined in the Partnership Agreement and are used herein with the same meanings set forth therein. Transferee (a) agrees that [describe GP Units] acquired by Transferee shall be bound by and subject to the terms of the Partnership Agreement and (b) hereby joins in, and agrees to be bound by, the Partnership Agreement (including the Exhibits) with the same force and effect as if the Transferee were originally a party thereto.

2. Representations. Transferee hereby makes each of the representations and warranties set forth in Article XII of the Partnership Agreement to the Partnership and each other Partner with the same force and effect as if the Transferee were originally a party thereto.

3. Notice. Any notice required by the Partnership Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

TRANSFEREE:

[Transferee]

By:
Name:
Title:

Notice Information:
[ ]
[ ]

EXHIBIT E

INITIAL OPERATING BUDGET

See attached.

EXHIBIT F

HAYNESVILLE EXPANSION BUDGET

See attached.

EXHIBIT G

INSURANCE

The Partnership shall maintain, or shall cause to be maintained with respect to its properties that are of an insurable character and are customarily insured and with respect to its officers and directors, as applicable, (i) property all risk insurance against such risks, including earthquake, fire, machinery breakdown, and other risks insured against by extended coverage, (ii) sudden and accidental pollution liability, (iii) third party liability and (iv) D&O insurance (or similar) in each case as is customary with companies of a similar size operating in the same or similar businesses covering its operations and exposures and in accordance with contractual obligations.

(a) Levels of self insurance, limits, deductibles, policy terms and conditions to be maintained in accordance with industry practice as determined by the Management Committee (with any advise as may be required by third party consultants).

(b) All commercial insurance shall be provided by insurers or reinsurers which have an A.M. Best policyholders rating of not less than A X or a Standard & Poor rating of not less than A, or, if the relevant insurance is not available from such insurers, such other insurers as the Management Committee may approve, acting reasonably.

(c) All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or, in the case of non-payment of premium, 10 days) after receipt by the Management Committee of written notice thereof and (ii) be reasonably satisfactory in all other respects to the Management Committee. In addition, all property insurance shall have a breach of warranty clause.

(d) In the event the insurance required is not available on commercially reasonable terms and conditions or the Management Committee determines it may make a material change to the level of self insurance, this shall be supported by evidence or an opinion from a third party acceptable to the Management Committee.

ANNEX 1

FORM OF GP UNIT CERTIFICATE

THE GP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [            ], 2009, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL OFFICE.

Certificate of GP Units of RIGS Haynesville Partnership Co.

Certificate No.             Number of GP Units:

RIGS Haynesville Partnership Co., a Delaware general partnership (the “Partnership”), hereby certifies that                              is the registered owner of              GP Units of the Partnership. The rights, preferences and limitations of the GP Units are set forth in the Second Amended and Restated Partnership Agreement of the Partnership dated as of [            ], 2009, as amended, supplemented or restated from time to time (the “Partnership Agreement”), a copy of which is on file at the principal office of the Partnership.

This Certificate and the GP Units evidenced hereby are not negotiable or transferable except as provided in the Partnership Agreement. This Certificate and the GP Units evidenced hereby are governed by Article 8 of the Uniform Commercial Code.

Dated:

RIGS HAYNESVILLE PARTNERSHIP CO.

By:
Name:
Title:	MC Member designated by

By:
Name:
Title:	MC Member designated by